UNITED STATES

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to § 240.14a-11

SPECTRA ENERGY CORP

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD OCTOBER 31, 2007

To Our Shareholders:

Notice is hereby given that the 2007 Annual Meeting of the Shareholders of Spectra Energy Corp, a Delaware corporation, will be held at Spectra Energy’s headquarters at 5400 Westheimer Court, Houston, Texas 77056, on Wednesday, October 31, 2007, at 10:00 a.m., local time. At the Annual Meeting, shareholders will be asked to:

1.	Elect four Class I directors to our Board of Directors;

2.	Ratify the selection of Deloitte & Touche, LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2007; and

3.	Transact such other business as may properly come before such meeting.

Only shareholders of record at the close of business on September 14, 2007 are entitled to notice of and to vote at the Annual Meeting. For specific voting information, see “General Information about the Annual Meeting” beginning on page 1 of the enclosed proxy statement. Even if you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card as promptly as possible to ensure that your shares are represented. If you attend the Annual Meeting, you may withdraw any previously submitted proxy and vote in person.

By Order of the Board of Directors

William S. Garner, Jr.

Group Executive, General Counsel and Secretary

September 28, 2007

Houston, Texas

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

These proxy materials are being furnished to you in connection with the solicitation of proxies by the Board of Directors of Spectra Energy Corp, a Delaware corporation, for use at the 2007 Annual Meeting of Shareholders and any adjournments or postponements of the meeting (the “Annual Meeting”). The Annual Meeting will be held at Spectra Energy’s headquarters at 5400 Westheimer Court, Houston, Texas on Wednesday, October 31, 2007, at 10:00 a.m., local time.

The Notice of Annual Meeting, this proxy statement, the enclosed proxy card and our Annual Report for 2006 are being mailed to shareholders beginning on or about September 28, 2007.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

You received these proxy materials from us in connection with the solicitation by our Board of proxies to be voted at the Annual Meeting because you owned our common stock as of September 14, 2007. We refer to this date as the “record date.”

This proxy statement contains important information for you to consider when deciding how to vote your shares at the Annual Meeting. Please read this proxy statement carefully.

Q:	Why did I receive these proxy materials?

A:	You received these proxy materials from us in connection with the solicitation by our Board of proxies to be voted at the Annual Meeting because you owned our common stock as of September 14, 2007. We refer to this date as the “record date.” This proxy statement contains important information for you to consider when deciding how to vote your shares at the Annual Meeting. Please read this proxy statement carefully. In addition, as required by the proxy rules, we have included with these materials a copy of our Annual Report for 2006, which contains additional information about Spectra Energy. You can also access our public filings with the Securities and Exchange Commission, including our quarterly reports on Form 10-Q and our Form 8-K filed on August 3, 2007 to update our historical financial statements to reflect our current business segment structure, on our website at www. spectraenergy.com or on the SEC’s website at www.sec.gov.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person to vote the shares that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.

Q:	On what am I voting?

A:	• The election of four Class I directors; and

•	Ratification of Deloitte & Touche LLP as Spectra Energy’s independent public accountant for 2007.

Q:	Who can vote?

A:	Holders of Spectra Energy’s common stock as of the close of business on the record date, September 14, 2007, are entitled to vote at the Annual Meeting, either in person or by proxy. Each share of Spectra Energy common stock has one vote.

Q:	How do I vote?

A:	By Proxy—Before the Annual Meeting, you can give a proxy to vote your shares of Spectra Energy common stock in one of the following ways:

•	by telephone;

•	by Internet; or

•	by completing and signing your proxy card and mailing it in time to be received prior to the Annual Meeting.

The telephone and Internet voting procedures are designed to confirm your identity, to allow you to give your voting instructions and to verify that your instructions have been properly recorded. If you wish to vote by telephone or Internet, please follow the instructions that are printed on your enclosed proxy card.

If you mail us your properly completed and signed proxy card, or vote by telephone or Internet, your shares of Spectra Energy common stock will be voted according to the choices that you specify. If you sign and mail your proxy card without marking any choices, your proxy will be voted:

•	FOR the election of all nominees for director; and

•	FOR the ratification of the selection of Deloitte & Touche LLP as Spectra Energy’s independent public accountant for 2007.

We do not expect that any other matters will be brought before the Annual Meeting. However, by giving your proxy, you appoint the persons named as proxies as your representatives at the Annual Meeting. If an issue should arise for vote at the Annual Meeting that is not included in the proxy material, the proxy holders will vote your shares in accordance with their best judgment.

In Person—You may come to the Annual Meeting and cast your vote there. If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the Annual Meeting, you must bring an account statement or letter from the nominee indicating that you were the owner of the shares on September 14, 2007.

Q:	What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, then you own our common stock through multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all of your shares are voted at the Annual Meeting.

Q:	May I change or revoke my vote?

A:	You may change your vote or revoke your proxy at any time by:

•	notifying Spectra Energy’s Corporate Secretary in writing that you are revoking your proxy;

•	providing another signed proxy that is dated after the proxy you wish to revoke;

•	using the telephone or Internet voting procedures; or

•	attending the Annual Meeting and voting in person.

Q:	Will my shares be voted if I do not provide my proxy?

A:	It depends on whether you hold your shares in your own name or in the name of a brokerage firm. If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or vote in person at the meeting. Brokerage firms generally have the authority to vote customers’ unvoted shares on certain “routine” matters. If your shares are held in the name of a brokerage firm, the brokerage firm can vote your shares for the matters expected to be addressed at the meeting if you do not timely provide your proxy because these matters are considered “routine” under the applicable rules.

Q:	As a participant in the Spectra Energy Retirement Savings Plan, how do I vote shares held in my plan account?

A:	If you are a participant in the Spectra Energy Retirement Savings Plan, you have the right to provide voting directions to the plan trustee for those shares of Spectra Energy common stock that are held by the plan and allocated to your account. Plan participant proxies are treated confidentially.

If you elect not to provide voting directions to the plan trustee, the plan trustee will vote the Spectra Energy shares allocated to your plan account in the same proportion as those shares held by the plan for which the plan trustee has received voting directions from other plan participants. The plan trustee will follow participants’ voting directions and the plan procedure for voting in the absence of voting directions, unless it determines that to do so would be contrary to the Employee Retirement Income Security Act of 1974. Because the plan trustee must process voting instructions from participants before the date of the Annual Meeting, you are urged to deliver your instructions well in advance of the Annual Meeting so that the instructions are received no later than October 17, 2007.

Q:	What constitutes a quorum?

A:	As of the record date 629,781,114 shares of Spectra Energy common stock were issued and outstanding and entitled to vote at the Annual Meeting. In order to conduct the Annual Meeting, a majority of the shares entitled to vote must be present in person or by proxy. This is referred to as a “quorum.” If you submit a properly executed proxy card or vote by telephone or on the Internet, you will be considered part of the quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under New York Stock Exchange listing standards, does not have discretionary authority to vote on a proposal.

Q:	What vote is needed for these proposals to be adopted?

A:	Directors are elected by a plurality of the votes cast at the meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. The affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting is required to approve the ratification of Deloitte & Touche as Spectra Energy’s independent public accountant. In tabulating the vote on any matter other than the election of directors, abstentions will have the same effect as votes against the matter and shares that are the subject of a broker “non-vote” will be deemed absent and will have no effect on the outcome of the vote.

Q:	Who conducts the proxy solicitation and how much will it cost?

A:	Spectra Energy is requesting your proxy for the Annual Meeting and will pay all the costs of requesting shareholder proxies. We have hired Broadridge Financial Solutions, Inc. to assist in mailing proxy materials and requesting proxies. Broadridge’s fee for these services is approximately $60,000, plus out-of-pocket expenses. We can request proxies through the mail or personally by telephone, telegram, fax or other means. We can use directors, officers and other employees of Spectra Energy to request proxies. These people do not receive additional compensation for these services. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of Spectra Energy common stock.

PROPOSAL 1—ELECTION OF DIRECTORS

General

Pursuant to our certificate of incorporation and by-laws, our Board of Directors is divided into three classes with staggered terms, which means that the directors in one of these classes will be elected each year for a new three-year term. Our President and Chief Executive Officer, Fred J. Fowler; William T. Esrey; Dennis R. Hendrix and Pamela L. Carter are designated as our Class I directors. The term of office for our Class I directors expires at our 2007 Annual Meeting. The term of office for our Class II directors, Paul M. Anderson, Chairman of the Board of Directors; Austin A. Adams; Roger Agnelli and F. Anthony Comper, expires at our 2008 Annual Meeting. The term of office for our Class III directors, Martha B. Wyrsch, President and Chief Executive Officer —Spectra Energy Transmission; Peter B. Hamilton and Michael E.J. Phelps, expires at our 2009 Annual Meeting.

Based on the recommendations from the Corporate Governance Committee, our Board of Directors has nominated its current Class I directors for election to the Board of Directors as Class I directors with their term of office expiring at our 2010 Annual Meeting.

If any director is unable to stand for election, the Board of Directors may reduce the number of directors or designate a substitute. In that case, shares represented by proxies may be voted for a substitute director. We do not expect that any nominee will be unavailable or unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE

Director Nominees

The principal occupations and other information about the Board nominees for director and our incumbent Board members are set forth below:

Class I Directors—Nominated for election

Fred J. Fowler

Director since 2006

President and Chief Executive Officer

Spectra Energy Corp

Age 61

Mr. Fowler served as Group Executive and President of Duke Energy Gas from April 2006 until assuming his current position in connection with the separation of Spectra Energy from Duke Energy Corporation in January 2007. Prior to then, Mr. Fowler served as President and Chief Operating Officer of Duke Energy Corporation from November 2002 until April 2006.

William T. Esrey

Director since 2006

Chairman Emeritus

Sprint Corporation

Age 67

Mr. Esrey was elected as Chairman Emeritus of Sprint Corporation, a diversified telecommunications holding company, upon his retirement in May 2003. Prior to that, he served as its Chief Executive Officer from 1985 to March 2003, and as its Chairman from 1990 to May 2003. He also served as Chairman of Japan Telecom from November 2003 until its sale in June 2004. Mr. Esrey is a director of General Mills, Inc.

Dennis R. Hendrix

Director since 2006

Retired Chairman of the Board

PanEnergy Corp

Age 67

Mr. Hendrix is the retired Chairman of the Board of PanEnergy Corp. He was Chairman of the Board of PanEnergy Corp from 1990 to 1997, Chief Executive Officer from 1990 to 1995 and President from 1990 to 1993. From 1997 to 2002 and from 2004 to 2007, Mr. Hendrix served as a director of Duke Energy. Mr. Hendrix serves on the boards of Newfield Exploration Company and Grant Prideco, Inc.

Pamela L. Carter

Director since 2007

Vice President, Cummins Inc.

President, Cummins Filtration

Age 58

Ms. Carter has served as a Vice President and Manager of Europe, Middle East and Africa business and operations for Cummins Inc. since 1999 and as President of Cummins Filtration since May 2005. Ms. Carter served as Vice President and General Counsel of Cummins Inc. from 1997 to 1999. Prior to joining Cummins Inc. she served as the Attorney General for the State of Indiana from 1993 to 1997.

Class II Directors—Terms Expiring at the 2008 Annual Meeting

Paul M. Anderson

Director since 2006

Chairman of the Board of Directors

Spectra Energy Corp

Age 62

Mr. Anderson served as Chairman of the Board of Duke Energy from April 2006 until assuming his current position upon the separation of Spectra Energy from Duke Energy in January 2007. From November 2003 until the merger of Duke Energy and Cinergy Corp. in April 2006, Mr. Anderson served as Chairman of the Board and Chief Executive Officer of Duke Energy. Prior to such time, Mr. Anderson served as Managing Director and Chief Executive Officer of BHP Billiton Ltd and BHP Billiton PLC, which operate on a combined basis as BHP Billiton, the world’s largest diversified resources company, from 1998 until his retirement in July 2002. Mr. Anderson also served on the Board of Directors of Fluor Corporation from March 2003 until October 2003, the Board of Directors of Temple Inland Inc. from August 2002 to May 2004, the Board of Directors of Qantas Airways from September 2002 to the present, and the Board of Directors of BHP Billiton Limited and BHP Billiton PLC from June 2006 to the present.

Austin A. Adams

Director since 2007

Retired Chief Information Officer

JPMorgan Chase

Age 64

Mr. Adams is the retired Executive Vice President and corporate Chief Information Officer of JPMorgan Chase, the third largest bank holding company in the world. He assumed that role upon the merger of JPMorgan Chase and Bank One Corporation in July 2004 and served in that position until he retired in October 2006. Before joining Bank One in 2001, Mr. Adams served as Chief Information Officer at First Union Corporation, now Wachovia Corp. He is currently a director of NCO Group, which is owned by JPMorgan Private Equity, and has served as a director of Dun & Bradstreet Corporation since April 2007.

Roger Agnelli

Director since 2006

President and Chief Executive Officer

CVRD

Age 48

Mr. Agnelli is currently President and Chief Executive Officer of CVRD, a global mining company and the world’s largest producer of iron ore. Mr. Agnelli was elected to that position in 2001. He is also a director of Asea Brown Boveri (ABB Ltd), Suzano Petroquímica S.A. and Petrobras-Petroleo Brasileiro S.A.

F. Anthony Comper

Director since 2007

Retired President and Chief Executive Officer

BMO Financial Group

Age 62

Mr. Comper is the retired President and Chief Executive Officer of BMO Financial Group. He was appointed to that position in February 1999 and served as Chairman from July 1999 to May 2004. Mr. Comper previously served on the Board of Directors of the Bank of Montreal.

Class III Directors—Terms Expiring at the 2009 Annual Meeting

Martha B. Wyrsch

Director since 2006

President and Chief Executive Officer

Spectra Energy Transmission, LLC

Age 49

Ms. Wyrsch served as President of Duke Energy Gas Transmission from March 2005 until assuming her current position. Ms. Wyrsch served as Group Vice President and General Counsel of Duke Energy Corporation from January 2004 until March 2005. Prior to then, Ms. Wyrsch served in various senior legal roles for Duke Energy Corporation from September 1999 until January 2004. Ms Wyrsch also currently serves as Chairman of the Board of Trustees of Spectra Energy Income Fund and Chairman of the Board of Directors of Spectra Energy Partners GP, LLC. Prior to joining Duke Energy, Ms. Wyrsch served as Vice President, General Counsel and Secretary for KN Energy, Inc. from August 1997 until September 1999.

Peter B. Hamilton

Director since 2007

Retired Vice Chairman and President

Brunswick Corporation—Boat Division

Age 60

Mr. Hamilton is the retired Vice Chairman of Brunswick Corporation, a position he held from 2000 to January, 2007. While at Brunswick, he also served as President—Brunswick Boat Group in 2006; President—Life Fitness Division, 2005 to 2006; President—Brunswick Bowling & Billiards, 2000 to 2005; and Chief Financial Officer of Brunswick, 1995 to 2000.

Michael E.J. Phelps

Director since 2006

Former Chairman and CEO

Westcoast Energy Inc.

Age 60

Mr. Phelps is Chairman of Dornoch Capital Inc., a private investment company. In February 2003, the Canadian government appointed Mr. Phelps as Chairman of “the Wise Persons’ Committee,” a panel developed to review Canada’s system of securities regulation. From January 1988 to March 2002, he served as President and Chief Executive Officer, and subsequently as Chairman and Chief Executive Officer, of Westcoast Energy Inc., Vancouver, BC. Mr. Phelps sits on the Board of Directors of Canadian Pacific Railway Company, Fairborne Energy Trust and the Vancouver Organizing Committee for 2010 Olympic and Paralympic Games.

INFORMATION ON THE BOARD OF DIRECTORS

Board Meetings and Attendance

Our Board of Directors met once during 2006 in connection with the spin-off of Spectra Energy Corp from Duke Energy Corporation that occurred in January 2007. Each director who was then a member of the Board of Directors was in attendance. Directors are encouraged to attend the Annual Meeting of shareholders.

Independence of Directors

The Board of Directors may determine a director to be independent if the Board has affirmatively determined that the director has no material relationship with Spectra Energy or its consolidated subsidiaries, either directly or as a shareholder, director, officer or employee of an organization that has a relationship with Spectra Energy or its subsidiaries. Independence determinations are made on an annual basis at the time the Board of Directors approves director nominees for inclusion in the annual proxy statement and, if a director joins the Board between Annual Meetings, at such time.

The Board of Directors has determined that none of Messrs. Adams, Agnelli, Comper, Esrey, Hamilton, Hendrix and Phelps and Ms. Carter, has a material relationship with Spectra Energy or its subsidiaries, and they are, therefore, independent under the listing standards of the New York Stock Exchange. In reaching this conclusion, the Board of Directors considered all transactions and relationships between each director or any member of his or her immediate family and Spectra Energy and its subsidiaries.

To assist in this determination, the Board of Directors adopted the following categorical standards for relationships that are deemed not to impair a director’s independence:

Relationship	Requirements for Immateriality of Relationship

Personal Relationships

The director or immediate family member resides within a service area of, and is provided with utility service by, Spectra Energy or its subsidiaries.

•     Utility services must be provided in the ordinary course of the provider’s business and at rates or charges fixed in conformity with law or governmental authority, or if the service is unregulated, on arm’s-length terms.

The director or immediate family member holds securities issued publicly by Spectra Energy or its subsidiaries.	• The director or immediate family member can receive no extra benefit not shared on a pro rata basis.

The director or immediate family member receives pension or other forms of deferred compensation for prior service, or other compensation unrelated to director or meeting fees, from Spectra Energy or its subsidiaries.

•     The compensation cannot be contingent in any way on continued service, and

•     The director has not been employed by Spectra Energy or any company that was a subsidiary of Spectra Energy at the time of such employment for at least three years, or the immediate family member has not been an executive officer of Spectra Energy for at least three years and any such compensation that is not pension or other forms of deferred compensation for prior service cannot exceed $10,000 per year.

Relationship	Requirements for Immateriality of Relationship

Business Relationships

Payments for property or services are made between Spectra Energy or its subsidiaries and a company associated* with the director or immediate family member who is an executive officer of the associated company.

•     Payment amounts must not exceed the greater of $1,000,000 or 2% of the associated company’s revenues in any of its last three fiscal years, and

•     Relationship must be in the ordinary course of Spectra Energy’s or its subsidiary’s business and on arm’s-length terms.

Indebtedness is outstanding between Spectra Energy or its subsidiaries and a company associated* with the director or immediate family member.

•     Indebtedness amounts must not exceed 5% of the associated company’s assets in any of its last three fiscal years, and

•     Relationship must be in the ordinary course of Spectra Energy’s or its subsidiary’s business and on arm’s-length terms.

The director or immediate family member is a nonmanagement director of a company that does business with Spectra Energy or its subsidiaries or in which Spectra Energy or its subsidiaries have an equity interest.	• The business must be done in the ordinary course of Spectra Energy’s or its subsidiary’s business and on arm’s-length terms.

An immediate family member is an employee (other than an executive officer) of a company that does business with Spectra Energy or its subsidiaries or in which Spectra Energy or its subsidiaries have an equity interest.	• If the immediate family member lives in the director’s home, the business must be done in the ordinary course of Spectra Energy’s or its subsidiary’s business and on arm’s-length terms.

The director and his or her immediate family members together own 5% or less of a company that does business with Spectra Energy or its subsidiaries or in which Spectra Energy or its subsidiaries have an equity interest.	• None

Charitable Relationships

Charitable donations or pledges are made by Spectra Energy or its subsidiaries to a charity associated* with the director or immediate family member.	• Donations and pledges must not result in payments exceeding the greater of $100,000 and 2% of the charity’s revenues in any of its last three fiscal years.

A charity associated* with the director or immediate family member is located within a service area of, and is provided with utility service by, Spectra Energy or its subsidiaries.

•     Utility service must be provided in the ordinary course of the provider’s business and at rates or charges fixed in conformity with law or governmental authority, or if the service is unregulated, on arm’s-length terms.

Relationship	Requirements for Immateriality of Relationship
Payments for property or services are made between Spectra Energy or its subsidiaries and a charity associated* with the director or immediate family member.	• Relationships must be in the ordinary course of Spectra Energy’s or its subsidiary’s business and on arm’s-length terms or subject to competitive bidding.

*	An “associated” company is one (a) for which the director or immediate family member is general partner, principal or employee, or (b) of which the director and immediate family members together own more than 5%. An “associated” charity is one for which the director or immediate family member serves as an officer, director, advisory board member or trustee.

For purposes of these standards, immediate family members include a director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers-and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home. For purposes of the contribution relationship described under “Charitable Relationships” above, payments exclude amounts contributed or pledged to match employee contributions or pledges.

Board Committees

The Board of Directors has four standing committees, which are described below. Each committee operates under a written charter adopted by the Board of Directors. The charters are posted on our website at www.spectraenergy.com/investors/governance and are available in print to any shareholder upon request.

Audit Committee

The Audit Committee selects and retains a firm of independent public accountants to conduct audits of the accounts of Spectra Energy and its subsidiaries. It also reviews with the independent public accountants the scope and results of their audits, as well as the accounting procedures, internal controls, and accounting and financial reporting policies and practices of Spectra Energy and its subsidiaries, and makes reports and recommendations to the Board as it deems appropriate. The Audit Committee is responsible for approving all audit and permissible non-audit services provided to Spectra Energy by its independent public accountants. See “Independent Public Accountants” for additional information on the Audit Committee’s pre-approval policy.

The members of the Audit Committee of the Board of Directors of Spectra Energy are Messrs. Esrey (Chair), Adams, Hamilton and Hendrix. Each of these members has been determined to be “independent” within the meaning of Sections 303A.02, 303A.06 and 303A.07 of the NYSE’s listing standards and Rule 10A-3 of the Securities Exchange Act of 1934 and Spectra Energy’s categorical standards for independence. In addition, each of these members meet the expertise requirements for audit committee membership under the NYSE’s rules and the rules and regulations of the SEC. The Board has determined that Messrs. Esrey and Hamilton are “audit committee financial experts” as such term is defined in Item 401(h) of Regulation S-K.

Compensation Committee

The Compensation Committee establishes and reviews the overall compensation philosophy, reviews and approves the salaries and other compensation of certain employees, including all executive officers of Spectra Energy and the executive officers of the general partner of Spectra Energy Partners, LP, reviews and approves compensatory agreements with executive officers, approves equity grants and reviews the effectiveness of, and approves changes to, the compensation program. This Committee also makes recommendations to the Board of Directors on compensation for outside directors.

At the time of the Compensation Committee’s report included in this Proxy Statement, the Compensation Committee was comprised of Messrs. Phelps (Chair), Adams, Agnelli, Comper and Hamilton and Ms. Carter,

each of whom is considered to be (1) “independent” under the currently applicable listing standards of the New York Stock Exchange; (2) a “non-employee director” within the meaning of Rule 16b-3 under the Securities and Exchange Act of 1934; and (3) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. On August 27, 2007, Mr. Adams was removed from the Compensation Committee in light of his responsibilities to other Board Committees. Mr. Phelps was not considered to be an “outside director” prior to March 14, 2007 due to his prior position as the officer of an affiliate of Westcoast Energy, Inc. Since that time he has met the requirements of an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Corporate Governance Committee

The Corporate Governance Committee considers matters related to corporate governance and formulates and periodically revises governance principles. It recommends the size and composition of the Board of Directors and its committees and recommends potential successors to the Chief Executive Officer. This committee also recommends to the Board the slate of nominees, including any nominees recommended by shareholders, for director for each year’s Annual Meeting and, when vacancies occur, names of individuals who would make suitable directors of Spectra Energy. This committee may engage an external search firm or third party to identify or evaluate or to assist in identifying or evaluating a potential nominee. The Committee also performs an annual evaluation of the performance of the Chief Executive Officer with input from the full Board of Directors.

The Corporate Governance Committee members are Messrs. Hendrix (Chair), Esrey and Hamilton and Ms. Carter. Each of these members has been determined to be “independent” within the meaning of Section 303A.02 of the NYSE’s listing standards and the company’s categorical standards for independence.

Finance and Risk Management Committee

The Finance and Risk Management Committee reviews Spectra Energy’s financial and fiscal affairs and makes recommendations to the Board of Directors regarding dividends, financing and fiscal policies. It reviews the financial exposure of Spectra Energy, as well as mitigating strategies, reviews Spectra Energy’s risk exposure as related to overall company portfolio and impact on earnings and reviews the financial impacts of major transactions as related to mergers, acquisitions, reorganizations and divestitures. The Finance and Risk Management Committee members are Messrs. Anderson (Chair), Adams, Agnelli, Comper and Phelps.

Directors’ Compensation

Some members of Spectra Energy’s Board of Directors served as directors of Spectra Energy prior to its spin-off from Duke Energy in January of 2007. However, none of these directors received compensation for his or her services as a director of Spectra Energy in 2006. Effective with the January 2007 spin-off from Duke Energy, Spectra Energy became an independent corporate entity and, concurrently, the following new compensation program became effective for non-employee, or outside, directors.

		Meeting Fees
Type of Fee	Fee (Other Than for Meetings)	In-Person Attendance at Meetings Held in Conjunction With a Regular Board Meeting	In-Person Meetings Not Held in Conjunction With a Regular Board Meeting	Telephonic Participation in Meetings
Annual Board Retainer (Cash)	$50,000
Annual Board Retainer (Stock)	$75,000
Board Meeting Fees		$2,000	$2,500	$2,000
Annual Audit Committee Chair Retainer	$20,000
Annual Chair Retainer
(Other Committees)	$8,500
Audit Committee Meeting Fees		$3,000	$2,500	$2,000
Other Committee Meeting Fees		$2,000	$2,500	$2,000

Annual Stock Retainer for 2007. In 2007, each director received a grant of a number of shares of Spectra Energy stock (or units of Spectra Energy Partners, LP, at the director’s option) equal to $75,000 divided by the closing price of Spectra Energy’s common stock on the New York Stock Exchange on the date of grant. Effective as of the closing of the initial public offering by Spectra Energy Partners, LP, directors were offered the opportunity to receive 25% of their stock retainer in units of Spectra Energy Partners, LP.

Compensation of the Chairman of the Board. Prior to the spin-off, the Duke Energy Compensation Committee determined an annual amount of $500,000 to be an appropriate level of compensation for the Chairman of the Board, given Mr. Anderson’s significant role in setting the strategic direction of Spectra Energy. Further, it was determined that the compensation paid to Mr. Anderson in his role as Chairman would be through stock awards delivered in the same form as annual grants to Spectra Energy’s leadership employees. Under this arrangement, Mr. Anderson does not receive any cash retainer or meeting fees while fulfilling his role as Chairman but is eligible to participate in the Directors’ deferral plan and Matching Gifts Program described below.

During 2007, stock awards were granted to leadership employees as follows: (1) 50% of executive’s grant value was delivered in the form of nonqualified stock options that vest ratably over a three-year period, have a term of ten years and have an exercise price equal to the closing price of Spectra Energy shares on the date of grant; and (2) 50% of the executive’s grant value was delivered in the form of phantom stock units that cliff vest on the third anniversary of the date of the award with dividend equivalents accumulated and paid when the underlying phantom stock units vest. Accordingly, Mr. Anderson was awarded 64,400 nonqualified stock options valued at $250,000 and 11,100 phantom stock units (with tandem dividend equivalents) valued at $250,000. In June 2007, Mr. Anderson’s options were amended as determined by the Compensation Committee to be appropriate to provide for cliff vesting on August 31, 2008, subject to continuous director service, and Mr. Anderson’s phantom stock awards were replaced with a like number of phantom stock units that vest on August 31, 2008, subject to continuous director service.

Deferral Plans and Stock Purchases. Programs allowing deferral and stock purchase opportunities comparable to programs available at Duke Energy were made available to outside directors of Spectra Energy, and account balances of Spectra Energy’s outside directors who were Duke Energy outside directors have been transferred to plans managed by Spectra Energy on the directors’ behalf. Generally, directors may elect to receive all or a portion of their annual compensation, consisting of retainers and attendance fees, on a current basis, or defer such compensation under the Spectra Energy Directors’ Savings Plan. Up to 50% of annual cash compensation may also be received on a current basis in the form of Spectra Energy common stock. Deferred amounts are credited to an unfunded account for the director’s benefit, the balance of which is adjusted for the performance of phantom investment options, including the Spectra Energy common stock fund, as elected by the director. Each outside director will receive deferred amounts credited to his or her account generally following termination of his or her service on the Spectra Energy Board of Directors, in accordance with his or her distribution elections

Charitable Giving Program. Spectra Energy’s outside directors who participated in the frozen Duke Energy Directors’ Charitable Giving Program continue to be eligible for a comparable benefit. Under this program, Spectra Energy will make, upon the director’s death, donations of up to $1 million to charitable organizations selected by the director. An outside director may request that Spectra Energy make donations under this program during the director’s lifetime, in which case the maximum donation will be reduced on an actuarially-determined net present value basis. For all directors, Spectra Energy maintains the Spectra Energy Matching Gifts Program under which directors are eligible for matching contributions of up to $5,000 per director per calendar year to qualifying institutions.

Expense Reimbursement and Insurance. Spectra Energy reimburses outside directors for expenses reasonably incurred in connection with attendance and participation at Board and Committee meetings and special functions.

Stock Ownership Policy. Outside directors are subject to a stock ownership policy which establish a target level of ownership of Spectra Energy common stock (or common stock equivalents) of 4,000 shares. However, the ownership policy adopted for Mr. Anderson, Chairman of the Board, is 50,000 shares.

PROPOSAL 2—RATIFICATION OF DELOITTE & TOUCHE LLP AS SPECTRA ENERGY’S INDEPENDENT PUBLIC ACCOUNTANT FOR 2007

Independent Public Accountants

Representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

The following table presents fees for professional services rendered by Deloitte & Touche LLP, and the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte”) for Duke Energy that were charged to Spectra Energy Capital, LLC (previously Duke Capital, LLC), the predecessor company of Spectra Energy Corp, for 2006 and 2005. Fee amounts represent an allocation to Spectra Energy Capital of total Duke Energy fees as determined by management:

Type of Fees	FY 2006	FY 2005
	(In millions)
Audit Fees (a)	$5.3	$14.0
Audit-Related Fees (b)	3.0	3.9
Tax Fees (c)	0.6	4.9
All Other Fees (d)	0.1	0.3

Total Fees:	$9.0	$23.1

(a)	Audit Fees are fees billed or expected to be billed by Deloitte for professional services for the audit of Spectra Energy Capital’s consolidated financial statements included in Spectra Energy Capital’s annual report on Form 10-K and review of financial statements included in Spectra Energy Capital’s quarterly reports on Form 10-Q, services that are normally provided by Deloitte in connection with statutory, regulatory or other filings or engagements or any other service performed by Deloitte to comply with generally accepted auditing standards and include comfort and consent letters in connection with SEC filings and financing transactions. Audit Fees also includes fees billed or expected to be billed by Deloitte for professional services for the audit of Spectra Energy Capital’s internal controls under the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations.
(b)	Audit-Related Fees are fees billed by Deloitte for assurance and related services that are reasonably related to the performance of an audit or review of Spectra Energy Capital’s financial statements, including assistance with acquisitions and divestitures, internal control reviews, employee benefit plan audits and general assistance with the implementation of the SEC rules pursuant to the Sarbanes-Oxley Act.
(c)	Tax Fees are fees billed by Deloitte for tax return assistance and preparation, tax examination assistance, and professional services related to tax planning and tax strategy.
(d)	All Other Fees are fees billed by Deloitte for any services not included in the first three categories, primarily translation of audited financials into foreign languages, accounting training and conferences.

To safeguard the continued independence of the independent auditor, the Spectra Energy Audit Committee adopted a policy that prevents Spectra Energy’s independent auditor from providing services to Spectra Energy and its subsidiaries that are prohibited under Section 10A(g) of the Securities Exchange Act of 1934, as amended. This policy also provides that independent auditors are only permitted to provide services to Spectra Energy and its subsidiaries that have been pre-approved by the Audit Committee. Pursuant to the policy, all audit services require advance approval by the Audit Committee. All other services by the independent auditor that fall within certain designated dollar thresholds, both per engagement as well as annual aggregate, have been pre-approved under the policy. Different dollar thresholds apply to the three categories of pre-approved services specified in the policy (Audit-Related services, Tax services and Other services). All services that exceed the dollar thresholds must be approved in advance by the Audit Committee. Pursuant to applicable provisions of the Securities Exchange Act of 1934, as amended, the Audit Committee has delegated approval authority to the

Chairman of the Audit Committee. The Chairman has presented all approval decisions to the full Audit Committee. All engagements performed by the independent auditor in 2006 were approved by the Audit Committee pursuant to its pre-approval policy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS SPECTRA ENERGY’S INDEPENDENT PUBLIC ACCOUNTANT FOR 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

The following table indicates the amount of Spectra Energy common stock beneficially owned by the directors, the executive officers listed in the Summary Compensation Table under “Executive Compensation” below (referred to as the Named Executive Officers), and by all directors and executive officers as a group as of September 14, 2007.

Name or Identity of Group	Total Shares Beneficially Owned (1)	Percent of Class
Austin A. Adams	14,204		*
Roger Agnelli	4,669		*
Paul M. Anderson	763,347		*
Pamela L. Carter	2,117		*
F. Anthony Comper	2,074		*
Gregory L. Ebel	6,341		*
William T. Esrey	24,526		*
Fred J. Fowler	718,854		*
William S. Garner, Jr.	1,587		*
Peter B. Hamilton	6,117		*
Alan N. Harris	43,628		*
Dennis R. Hendrix	225,127		*
Michael E. J. Phelps	67,929		*
Martha B. Wyrsch (2)	118,728		*
Directors and executive officers as a group	1,999,248		*

*	Represents less than 1%.
(1)	Includes the following number of shares with respect to which directors and executive officers have the right to acquire beneficial ownership within 60 days of September 14, 2007 through the exercise of stock options: P.M. Anderson—550,000; W.T. Esrey—9,400; F.J. Fowler—511,550; A.N. Harris—23,575; D.R. Hendrix—4,000; M.E. Phelps—1,600; M.B. Wyrsch—74,850. Includes the following number of shares underlying vested phantom units held under Spectra Energy’s Director Savings Plans: A.A. Adams—913; W.T. Esrey—1,936; M.E. Phelps—9,702.
(2)	Includes 12,000 shares of common stock that vested on September 20, 2007.

The following table lists the beneficial owners of 5% or more of Spectra Energy’s outstanding shares of common stock as of September 14, 2007. This information is based on the most recently available reports filed with the SEC and provided to us by the company listed.

Name and Address of Beneficial Owner	Shares of common stock
	Beneficially Owned	Percentage
State Street Bank and Trust Company	48,229,210	7.6%
225 Franklin Street, Boston, Ma. 02110

(1)	According to the Schedule 13G filed on March 2, 2007 by State Street Bank and Trust Company, these shares are beneficially owned by its clients, and State Street Bank and Trust Company has sole voting power with respect to 21,922,149 shares, shared voting power with respect to 26,307,061 shares, and shared dispositive power with respect to all of these shares.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Spectra Energy’s audited financial statements for the fiscal year ended December 31, 2006.

The purpose of the Audit Committee is to assist the Board in its general oversight of Spectra Energy’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee and is available on our website at www.spectraenergy.com/investors/governance.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte & Touche LLP (“Deloitte”), Spectra Energy’s independent public accountants. Management is responsible for the preparation, presentation and integrity of Spectra Energy’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and, evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Deloitte is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

We reviewed Spectra Energy’s audited financial statements with management and Deloitte, and met separately with both management and Deloitte to discuss and review those financial statements and reports prior to issuance. These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. Management has represented, and Deloitte has confirmed, that the financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee has discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” In addition, Deloitte has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” that relates to Deloitte’s independence from Spectra Energy and its subsidiaries and the Audit Committee has discussed with Deloitte the firm’s independence.

Based on its review of the consolidated financial statements and discussions with and representations from management and Deloitte referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Spectra Energy’s 2006 Form 10-K, for filing with the SEC.

Audit Committee

William T. Esrey (Chair)

Austin A. Adams

Peter B. Hamilton

Dennis R. Hendrix

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Michael E. J. Phelps (Chair)

Austin A. Adams

Roger Agnelli

Pamela L. Carter

F. Anthony Comper

Peter B. Hamilton

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis is to provide information about Spectra Energy’s objectives and policies regarding future compensation for the officers of Spectra Energy listed in the Summary Compensation Table, who are referred to as the named executive officers. Prior to the spin-off of Spectra Energy to the shareholders of Duke Energy on January 2, 2007, Spectra Energy was a wholly-owned subsidiary of Duke Energy and its executive officers were employees of Duke Energy. Accordingly, during 2006 the employees of Duke Energy who later assumed positions as Spectra Energy’s executive officers once Spectra Energy became a stand-alone publicly-traded entity were compensated in accordance with the compensation policies of Duke Energy and the Compensation Committee of the Board of Directors of Duke Energy was responsible for making the compensation decisions for the Spectra Energy named executive officers. Accordingly, this Compensation Discussion and Analysis also provides context for the numbers and narrative description regarding 2006 compensation from Duke Energy to these individuals as set out under “Executive Compensation” below.

On December 19, 2006, the Compensation Committee of the Spectra Energy Board of Directors was named to take responsibility for establishing the compensation of Spectra Energy’s executive officers. The Spectra Energy Compensation Committee met on December 19, 2006 and to date has met five times in 2007. At its December 2006 meeting, prior to Spectra Energy becoming a stand-alone public entity, the Spectra Energy Compensation Committee reviewed and approved the initial framework of executive compensation that was established by Duke Energy.

Committee Overview

The Spectra Energy Compensation Committee is comprised of non-employee directors, each of whom is considered to be (1) “independent” under the currently applicable listing standards of the New York Stock Exchange; (2) a “non-employee director” within the meaning of Rule 16b-3 under the Securities and Exchange Act of 1934; and, but for the exception described below, (3) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. Committee members include Messrs. Phelps (Chair), Adams, Agnelli, Comper and Hamilton and Ms. Carter. Mr. Phelps was not considered to be an “outside director” prior to March 14, 2007 due to his prior position as an officer of Westcoast Energy, Inc., an affiliate of Spectra Energy. Since that time he has met the requirements of an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. Prior to March 14, 2007, the Committee created the Performance-Based Subcommittee, which did not include Mr. Phelps, to address matters requiring action by “outside directors.” Since March 14, 2007, all matters have been addressed by the full Committee.

The Spectra Energy Compensation Committee operates under a written charter adopted by the Board of Directors. The charter is available to view at www.spectraenergy.com/investors/governance. The fundamental responsibilities of the Spectra Energy Compensation Committee are to: (1) review and approve the overall compensation philosophy of Spectra Energy as it applies to the initial compensation of executives of Spectra Energy; (2) review and approve the annual salary, short-term incentive opportunities, long-term incentive opportunities, and other benefits of the Chief Executive Officer and other executive officers; (3) review and approve any employment or severance agreement entered into with an executive officer; (4) approve equity grants under Spectra Energy’s long-term incentive plan; (5) review the effectiveness of Spectra Energy’s compensation program in obtaining desired results and approve any changes thereto; (6) approve changes to Spectra Energy’s compensation program; (7) review and recommend to the full Spectra Energy Board the compensation of non-employee directors; and (8) as the compensation committee of the general partner of Spectra Energy Partners, LP, review and approve compensation programs applicable to employees serving as executives of the general partner, recommend equity based compensation levels to the board of directors of the general partner and recommend board approval of compensation programs applicable to outside directors of the general partner.

Committee Meetings

It is expected that the Spectra Energy Compensation Committee will meet as often as is necessary to perform its duties and responsibilities. The Spectra Energy Compensation Committee’s Chair works with management to establish the meeting agenda. The Spectra Energy Compensation Committee receives and reviews materials in advance of each meeting. These materials include information that management believes will be helpful to the Spectra Energy Compensation Committee as well as materials the Spectra Energy Compensation Committee has specifically requested. It is expected that (depending on the agenda for a particular meeting) these materials may include such things as information relating to (1) the competitiveness of executive and/or director compensation programs based on market data; (2) the total compensation provided to executives; (3) trends in executive compensation and/or benefits; (4) executive and director stock ownership levels; and (5) corporate and individual performance compared to predetermined objectives.

The Spectra Energy Compensation Committee met on December 19, 2006 to approve: (1) preliminary compensation matters in connection with the spin-off and (2) executive change in control agreements for officers, including the named executive officers. The Committee has met five times during 2007 and took actions including the following: (1) approved Spectra’s Long-Term Incentive Grant Date Policy; (2) approved the delegation of authority for Long-Term Incentive Grants to the Chief Executive Officer for those employees not explicitly under the purview of the Spectra Energy Compensation Committee; (3) made recommendations to the Board regarding compensation for Spectra Energy’s Chairman; (4) appointed Messrs. Adams, Agnelli and Hamilton as members of the Spectra Energy Compensation Committee’s Performance-Based Subcommittee; (5) approved Spectra Energy’s Stock Ownership Policy for those employees who participate in Spectra Energy’s Long-Term Incentive program and receive annual grants; (6) retained ExeQuity as the Compensation Committee’s independent executive compensation consultant; (7) approved adjustments in compensation for certain executive officers; (8) took action related to the compensation of employees with a leadership role in Spectra Energy Partners, LP, Spectra Energy’s newly formed master limited partnership; (9) recommended directors receive the opportunity to receive a portion of their stock retainer in the form of units of Spectra Energy Partners, LP and (10) reviewed and discussed this Compensation Discussion and Analysis. The Spectra Energy Compensation Committee’s Performance-Based Subcommittee (1) approved 2007 Short-Term Incentive Plan targets, guidelines and objectives for certain Spectra Energy executives; (2) approved Spectra Energy’s Long-Term Incentive Plan grants for 2007; and (3) approved bonuses for certain Spectra Energy employees related to the spin-off of Spectra Energy. Mr. Phelps recused himself from these decisions made by the Spectra Energy Compensation Committee’s Performance-Based Subcommittee.

Committee Advisors

In 2007, the Spectra Energy Compensation Committee engaged ExeQuity, LLP, an independent consulting firm, to report directly to the Spectra Energy Compensation Committee with respect to matters related to executive compensation and best practices and analysis of meeting materials prepared by management. With respect to compensation for prior periods, the Duke Energy Compensation Committee engaged an outside consultant to advise it on matters related to compensation, including the 2006 compensation of its employees who became the Spectra Energy named executive officers.

Management’s Role in the Compensation-Setting Process

Members of Spectra Energy’s management participated in various aspects of the compensation-setting process for 2007 including (1) recommending compensation programs, compensation policies, compensation levels and incentive opportunities; (2) compiling, preparing and distributing materials for Spectra Energy Compensation Committee meetings, including market data; (3) recommending performance targets and objectives; and (4) assisting in the evaluation of employee performance. Spectra Energy expects that its management will continue to be involved in the compensation-setting process. In addition, Spectra Energy anticipates that management will review the performance of each executive within the purview of the Spectra Energy Compensation Committee (other than the Chief Executive Officer whose performance will be reviewed by the Corporate Governance Committee).

Compensation Program

Objectives of the Compensation Program

Historically, Duke Energy linked compensation to performance with significant upside and downside potential depending upon actual results as compared to predetermined measures of success. Consistent with that policy, more than half of the compensation opportunity provided to the Duke Energy employees who became Spectra Energy’s named executive officers was provided in the form of short-term and long-term incentives, which yielded varying levels of compensation and associated costs depending on the extent that predetermined corporate, business unit and individual goals were achieved in 2006. A significant portion of such compensation was awarded under Duke Energy’s short-term incentive plan. As discussed below, payments under such plan were determined by Duke Energy in March of 2007 and were paid by Spectra Energy in accordance with a spin-off related agreement between Duke Energy and Spectra Energy covering employee matters.

During 2007, the Spectra Energy Compensation Committee has conducted a detailed review of past Duke Energy compensation philosophies in connection with establishing the compensation philosophy of Spectra Energy for future periods. Any changes to such philosophies will be reflected in the compensation opportunities available to Spectra Energy’s executives in 2008.

Setting Executive Compensation Consistent with Duke Energy’s Compensation Philosophy

Consistent with its past compensation philosophy, the Duke Energy Compensation Committee established 2006 compensation for Spectra Energy’s named executive officers at a level that approximated the median salaries of individuals in comparable positions and markets and established short-term incentive opportunities intended to provide total cash compensation at the market median for individuals in comparable positions and markets in the event of the achievement of target performance and above market median in the event of outstanding financial, operational and individual results. In accordance with the goals of the Duke Energy executive compensation standards, equity-based compensation (i.e., long-term incentive compensation) constituted more than 50% of the 2006 incentive opportunity for these individuals.

For 2007, total direct compensation opportunities, comprised of base salary, annual incentive targets and the value of annual long-term incentive awards for Spectra Energy named executive officers that became effective upon the spin-off were reviewed and approved by the Duke Energy Compensation Committee prior to the spin-off of Spectra Energy when Duke Energy was the sole shareholder of the entity that became Spectra Energy. Duke Energy applied its compensation philosophy in determining the compensation for each of Spectra Energy’s named executive officers for 2007. The Spectra Energy Compensation Committee reviewed and approved the compensation for the Spectra Energy named executive officers at its December 19, 2006 meeting.

Elements of the Compensation Plan

As discussed in more detail below, during 2006 the principal components of compensation for the Spectra Energy named executive officers were:

•	base salary;

•	short-term incentive compensation;

•	long-term equity incentive compensation;

•	retirement and other benefits; and

•	severance.

Base Salary. Base salaries for the Spectra Energy named executive officers were determined by the Duke Energy Compensation Committee based upon job responsibilities, level of experience, individual performance, and comparisons to the salaries of executives or employees in similar positions obtained from market surveys and internal comparisons. The Duke Energy Compensation Committee established all salary adjustments for its officers for 2007 including the salaries of the employees who would be appointed Spectra Energy’s named executive officers effective upon the spin-off. These salaries were reviewed and approved by the Spectra Energy Compensation Committee at its December 19, 2006 meeting.

Short-Term Incentives. For 2006, short-term incentive opportunities were provided to employees of Duke Energy who became Spectra Energy’s named executive officers under the Duke Energy Corporation Executive Short-Term Incentive Plan (the “Duke STI Plan”). The threshold, target and maximum incentive opportunities for each participant in the Duke STI Plan were based on a percentage of his or her base salary, along with the individual, corporate and/or business unit goals whose achievement was required to earn those incentive opportunities. For more details regarding target incentive opportunities, please see “Executive Compensation—Non Equity Incentive Compensation.”

During 2006, 80% of this opportunity was based on achievement of corporate and/or business unit financial goals at Duke Energy, and the remaining 20% was based on achievement of individual goals. The primary 2006 corporate goal consisted of a pre-established on-going earnings per share goal. In addition, Duke Energy included a safety penalty in the 2006 short-term incentive program in order to encourage a continued focus on safety. In particular, in the event of a fatality of any Duke Energy employee, contractor or sub-contractor during 2006, the short-term incentive opportunity of each executive who participated in Duke Energy’s long-term incentive program during 2006 would be reduced by 5%.

Payments for 2006 awards to Spectra Energy executives under the Duke STI Plan were calculated by Duke Energy in March 2007 based on evaluations of 2006 performance and were paid by Spectra Energy.

For 2007, each Spectra Energy executive officer, including all of the named executive officers, will participate in the Spectra Energy Executive Short-Term Incentive (STI) Plan. Eighty percent of STI incentives for Messrs. Fowler and Ebel will be determined by financial objectives including Spectra Energy earnings per share, Spectra Energy Transmission earnings before interest, taxes, depreciation and amortization, or EBITDA, Spectra Energy Transmission return on capital employed and measures related to the financial performance of DCP Midstream. Eighty percent of STI incentives for Ms. Wyrsch and Messrs. Harris and Garner will be based on corporate financial and operational objectives including Spectra Energy earnings per share, Spectra Energy Transmission EBITDA and Spectra Energy Transmission return on capital employed. Twenty percent of all named executive officers’ 2007 STI is determined by performance on individual goals.

The Duke Energy Compensation Committee approved, and the Spectra Energy Compensation Committee subsequently reviewed and approved, bonus targets for each of Spectra Energy’s named executive officers. Bonus targets are expressed as a percentage of base annual salary and may be earned based upon the financial, operational and individual measures described above. Up to 200% of the bonus amount contingent upon any financial or operational measure may be paid if performance at a specified maximum level is achieved. The maximum that may be earned for performance on individual measures is 150% of target. The amount that may be paid for performance at a specified minimum level is 50% of the target amount. Target bonuses expressed as a percentage of base annual salary for Spectra Energy’s named executive officers in 2007 as approved by the Duke Energy Compensation Committee (other than for Mr. Garner, which was subsequently approved by the Spectra Energy Compensation Committee) and subsequently reviewed and approved by the Spectra Energy Compensation Committee are:

Name	Percentage of Salary
Fred J. Fowler	90%
Gregory L. Ebel	65%
Martha B. Wyrsch	80%
Alan N. Harris	50%
William S. Garner, Jr.	60%

Long-Term Incentives. Duke Energy has historically provided long-term incentive opportunities to its executive officers to align executive and shareholder interests in an effort to maximize shareholder value. One-half of each Spectra Energy named executive officer’s 2006 long-term incentive opportunity was provided by Duke Energy in the form of Duke Energy phantom shares and the remaining half was provided in the form of Duke Energy performance shares, as follows:

Name	Grant Date	Performance Shares (at Target Level)	Phantom Shares
Fred J. Fowler	4/4/2006	36,640	36,640
Gregory L. Ebel	4/4/2006	3,553	3,550
Martha B. Wyrsch	4/4/2006	15,540	15,540
Alan N. Harris	4/4/2006	5,113	5,110
William S. Garner, Jr.	5/10/2006	3,073	3,070

Upon vesting, the holder of performance shares or phantom shares receive shares of the underlying common stock. Phantom shares typically vest upon continued employment for a specified period of time, while performance shares typically vest upon the achievement of specified corporate performance measures. The Duke Energy phantom shares granted in 2006 generally vest in equal portions on each of the first five anniversaries of the grant date, provided the recipient continues to be employed by Spectra Energy or his or her employment terminates due to retirement. The Duke Energy performance shares granted in 2006 generally vest only to the extent that certain total shareholder return (“TSR”) targets for the three-year period from January 1, 2006 to December 31, 2008 are met as compared with the TSR of a peer group of companies. Please see “Executive Compensation—Long-Term Incentive Awards Granted in 2006” for a discussion of those targets. As described in more detail under “Corporate Transactions” below, Spectra Energy performance shares and phantom shares were granted to the holders of Duke Energy performance shares and phantom shares upon the spin-off of Spectra Energy. In connection with the spin-off, adjustments were made to the TSR return requirements to take into account the share performance of both Duke Energy and Spectra Energy in calculating the extent that performance shares vest.

In 2004, Duke Energy granted performance shares and phantom shares to certain employees, including employees who became executive officers of Spectra Energy. The phantom shares provided for vesting in equal parts over the first five anniversaries of the grant date and provided for accelerated vesting of any remaining unvested phantom shares (or a prorated portion thereof for retired participants) in the event Duke Energy’s TSR for the 2004-2006 period as compared with the TSR of the S&P 500 was at or above the 70th percentile. Duke Energy achieved a relative TSR percentile ranking of 75.6 for the 2004-2006 period, which corresponded to (i) a payout of 114.0% of the target level of performance shares and (ii) accelerated vesting of the phantom shares granted in 2004.

As discussed in more detail under “Corporate Transactions”, the terms of all outstanding Duke Energy phantom share and performance share awards were adjusted upon the spin-off of Spectra Energy by splitting the outstanding equity awards into Duke Energy and Spectra Energy equity awards. The following table lists the performance shares and phantom shares granted in 2004 in which the Spectra Energy named executive officers became vested in 2006, as adjusted for the spin-off on January 2, 2007. Mr. Garner did not receive an award, as he was not employed at the time the grants were made.

Name	Performance Shares		Phantom Shares
	Duke	Spectra	Duke	Spectra
Fred J. Fowler	64,250	32,125	33,816	16,908
Gregory L. Ebel	4,004	2,002	2,106	1,053
Martha B. Wyrsch	24,013	12,006	12,636	6,318
Alan N. Harris	6,256	3,128	3,294	1,647

With respect to the 2007 long-term incentive compensation program, the Spectra Energy Compensation Committee, using analyses prepared at Duke Energy’s request by an outside compensation consultant, studied the structure of awards made to executives of companies in connection with and immediately following the time they were spun-off from a larger parent corporation. The Spectra Energy Compensation Committee also considered the long-term incentive grant structures of other midstream natural gas companies as well as the prevailing grant practices among companies comparable to Spectra Energy’s size. The grant structures and practices reviewed by the Spectra Energy Compensation Committee were generally designed to compensate both continued employment and performance. In carrying out its responsibilities to assure that Spectra Energy’s management team be retained and its desire to use the long-tem incentive program to reward increases in value to investors, the Spectra Energy Compensation Committee, based on the foregoing information and analyses, determined that the most appropriate structure for long-term incentive awards to its executive officers in 2007 would be one in which: (1) one-half of intended grant value is delivered in stock options with an exercise price set at the market price of Spectra Energy as of the date of grant, and (2) one-half of the intended grant value is delivered in phantom shares that will vest in their entirety on the third anniversary of the date of grant. Stock options granted in 2007 will vest ratably over a three-year period and will have a ten-year term. Dividend equivalents will accumulate on phantom shares granted in 2007 but will not be paid until the end of the three-year vesting period.

Based upon its review of the market data described above, the Spectra Energy Compensation Committee approved grant values deemed to approximate market median grant practices, resulting in 2007 awards to Spectra Energy’s named executive officers with values expressed as a percentage of base annual salary as shown below:

Name	Percentage of Base Salary
Fred J. Fowler	220%
Gregory L. Ebel	140%
Martha B. Wyrsch	200%
Alan N. Harris	120%
William S. Garner, Jr.	120%

In calculating the number of stock options granted in accordance with the above, options were valued using an expected value model calculated at management’s request by an independent compensation consultant.

In connection with the initial public offering of Spectra Energy Partners, Spectra Energy executives with leadership roles in forming the partnership were granted phantom partnership units under the Spectra Energy Partners Long-Term Incentive Plan valued at approximately 25% of their 2007 target annual long-term incentive opportunity. These phantom units vest on the third anniversary of the grant date. To maintain target long-term incentive levels, the value of the recipient’s 2008 long-term grant will be reduced by 25% of the 2007 long-term grant value. The Compensation Committee expects that 25% of long-term incentive grants in the future will consist of phantom units for those executives with leadership roles at Spectra Energy Partners.

As described in more detail below, Spectra Energy has established a stock ownership policy to complement its long-term incentive program. The ownership policy applies to all executives who participate in the long-term incentive program and all members of the Spectra Energy Board of Directors.

Retirement and Other Benefits. In 2006, Duke Energy provided employee benefits to its employees who became Spectra Energy’s named executive officers under several different plans. Based on market surveys, Duke Energy determined that these benefits were comparable to the benefits provided by peers of Duke Energy and provided an important tool for the attraction and retention of employees. In addition, Duke Energy provided the named executive officers with the same health and welfare benefits as it provides to all other similarly-situated employees, at the same cost charged to all other eligible employees.

In connection with the spin-off of Spectra Energy to the shareholders of Duke Energy, benefit programs were established for employees of Spectra Energy with provisions that are essentially the same as the provisions of programs that were in effect in 2006 for Duke Energy employees. On December 19, 2006, the Spectra Energy Compensation Committee reviewed and approved the Spectra Energy Retirement Savings Plan, the Spectra Energy Executive Savings Plan, the Spectra Energy Retirement Cash Balance Plan and the Spectra Energy

Executive Cash Balance Plan to continue the benefit accrual opportunities previously available at Duke Energy under similar plans that are described below. In connection with the spin-off transaction, assets and liabilities associated with the predecessor Duke Energy plans were transferred to Spectra Energy and its plans.

The Duke Energy Retirement Savings Plan, a “401(k) plan,” was generally available to all employees in the United States. The plan is a tax-qualified retirement plan that provides a means for employees to save for retirement on a tax-deferred basis and to receive an employer matching contribution. Earnings on amounts credited to the Duke Energy Retirement Savings Plan are determined by reference to investment options (including a common stock fund) selected by each participant.

The Duke Energy Executive Savings Plan was offered to a select group of management, including the Spectra Energy named executive officers, other than Mr. Ebel, who was based in Canada until January 1, 2007 and was eligible to participate in a similar Canadian plan. Mr. Ebel has participated in U.S. plans in periods prior to 2006 and currently resides in the United States and is eligible to participate in Spectra Energy’s U.S. plans. The plan enables these employees to defer compensation, and receive employer matching contributions, in excess of the limits of the Internal Revenue Code of 1986, as amended, that apply to qualified retirement plans such as the Duke Energy Retirement Savings Plan. Earnings on amounts credited to the Duke Energy Executive Savings Plan are determined by reference to investment options similar to those offered under the Duke Energy Retirement Savings Plan.

The Duke Energy Retirement Cash Balance Plan was generally available to all employees in the United States. It provides a defined benefit for retirement, the amount of which is based on a participant’s cash balance account balance, which grows with monthly pay and interest credits.

The Duke Energy Executive Cash Balance Plan was offered to a select group of management, including the named executive officers, other than Mr. Ebel, who was based in Canada until January 1, 2007. The plan provides these employees with the retirement benefits to which they would be entitled under the Duke Energy Retirement Cash Balance Plan but for certain limits contained in the Internal Revenue Code of 1986, as amended.

Severance. Duke Energy did not have a formal policy with respect to entering into employment agreements providing severance protections; however, certain severance protections were offered to executive officers of Duke Energy, including Mr. Fowler and Ms. Wyrsch, under agreements that were terminated in connection with the spin-off of Spectra Energy.

The Spectra Energy Compensation Committee believes that protection provided through severance arrangements is appropriate as it diminishes the potential distraction of the executives by virtue of the personal uncertainties and risks associated with their roles, especially in the context of a potential corporate restructuring or change in control. Accordingly, in connection with the spin-off of Spectra Energy, each Spectra Energy named executive officer entered into an agreement with Spectra Energy that address certain events that might occur in connection with a change in control of Spectra Energy. The terms of these agreements were approved by the Spectra Energy Compensation Committee and are described in greater detail under “Executive Compensation— Potential Payments upon Employment or Change in Control.”

Compensation of the Chief Executive Officer

The compensation paid to Mr. Fowler in 2006 was established by the Duke Energy Compensation Committee in connection with his duties as Group Executive and President, Duke Energy Gas Transmission. As such, Mr. Fowler’s compensation consisted of an annual base salary, an annual bonus opportunity, awards under Duke Energy’s long term incentive programs and other ancillary benefits as reported on the summary compensation table under “Executive Compensation”.

As discussed under “—Non Equity Incentive Compensation”, 80% of Mr. Fowler’s 2006 annual incentive opportunity was determined by performance based on an Earnings Per Share (EPS) goal and 20% of his opportunity was determined by performance on individual goals. Individual goals included building a high-performance culture focused on safety, diversity and inclusion, employee development and leadership; completing the divestiture of energy marketing and trading assets; completing the assessment and spin-off of the gas business; and developing a strategic plan supporting corporate objectives. If target performance on financial and individual goals were met, Mr. Fowler was eligible to earn 90% of his base salary as a bonus. Mr. Fowler was eligible to earn higher amounts if target performance was exceeded.

After adjusting for items that were not part of the 2006 business plan, Duke Energy’s ongoing EPS for 2006 was $1.89, resulting in a payout of 125% of the opportunity that was contingent on the EPS goal. Further, Mr. Fowler was deemed by the Duke Energy CEO and the Duke Energy Compensation Committee to have achieved 117.50% of his personal goals. Finally, all senior executives’ short-term incentives were reduced by 5% to reflect that the company did not achieve the safety goal of no Duke Energy employee, contractor or subcontractor fatalities in 2006. As a result of performance on all measures, the Duke Energy Compensation Committee approved and the Spectra Energy Compensation Committee ratified a bonus payment of $797,747 to Mr. Fowler.

In regard to his long term incentive opportunity as an executive of Duke Energy, Mr. Fowler was awarded 36,640 performance shares and 36,640 phantom shares according to the terms described under “Executive Compensation—Long-Term Incentive Awards Granted in 2006.” The value of this grant was determined by the Duke Energy Compensation Committee in consultation with its independent compensation advisor and was deemed by the Duke Energy Compensation Committee to be consistent with its philosophy regarding total direct compensation.

In regard to the total compensation opportunity established for Mr. Fowler as CEO of Spectra Energy, Duke Energy management worked with its outside compensation consultant to determine a market median total compensation package by reviewing market surveys. Accordingly, the Duke Energy Compensation Committee approved, and the Spectra Energy Compensation Committee subsequently approved, a 2007 base annual salary for Mr. Fowler of $950,000, an annual target cash incentive opportunity of 90% of base annual salary and an annual long-term incentive grant to be valued at 220% of base annual salary. In July 2007, Mr. Fowler also received a grant of units of Spectra Energy Partners valued at $522,500. As discussed above, this amount will be deducted from the target value of his 2008 long-term grant.

Other Compensation Policies

Stock Ownership Policy: Spectra Energy has adopted a stock ownership policy for outside directors, executive officers and other key employees who receive long-term incentives. Each director and employee is required to satisfy the ownership target within five years after becoming subject to the policy. To reinforce the importance of stock ownership, an employee who is subject to the policy and who does not achieve his or her ownership target by the applicable date will become ineligible for future long-term incentives unless he or she elects to apply all short-term incentive payments to the purchase of Spectra Energy common stock until his or her target ownership level is achieved. The policy was amended during the second quarter of 2007 to provide that Spectra Energy will deliver shares of stock in lieu of an annual retainer for outside directors who do not achieve the ownership target by the applicable date. The stock ownership guidelines provide as follows:

Position Chairman of the Board—50,000	Number of Shares
President and Chief Executive Officer, Spectra Energy	100,000
Board of Directors	4,000
President and Chief Executive Officer, Spectra Energy Transmission	40,000
Direct Reports to President and CEO, Spectra Energy, including the other Named Executive Officers	28,000
All Other Executives Subject to Guidelines	2,000-14,000
Outside Directors	4,000

Corporate Transactions

Effective with the spin-off of Spectra Energy, equitable adjustments were made with respect to stock options and outstanding equity awards relating to Duke Energy common stock. All such awards were adjusted into two separate awards, one relating to Duke Energy common stock and one relating to Spectra Energy common stock. Such adjustments were made such that the number of shares relating to the award covering Spectra Energy common stock was equal to the number of shares of Spectra Energy common stock that the award holder would have received in the distribution had the Duke Energy award represented outstanding shares of Duke Energy common stock (i.e., a ratio of 0.5 shares of Spectra Energy common stock for every one share of Duke Energy common stock). With respect to stock options, the per share option exercise price of the original Duke Energy stock option was proportionally allocated between the two types of stock options taking into account the distribution ratio and the relative per share trading prices following the distribution. The resulting Duke Energy and Spectra Energy awards continue to be subject to the vesting schedule under the original Duke Energy award agreement. For purposes of vesting of options and phantom stock and the post-termination exercise periods applicable to the options, continued employment with Duke Energy or Spectra Energy is considered to be continued employment with the issuer of the options or shares of phantom stock. In the case of performance units, TSR is determined for periods following December 31, 2006, based on an equally-weighted average of the TSR of Duke Energy and the TSR of Spectra Energy. The adjustments preserved, but did not increase, the value of the equity awards.

Tax and Accounting Implications

Deductibility of Executive Compensation: The Duke Energy Compensation Committee reviewed and considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that Duke Energy generally may not deduct for federal income tax purposes annual compensation in excess of $1 million paid to certain employees. Performance-based compensation paid pursuant to shareholder-approved plans is not subject to the deduction limit as long as such compensation is approved by “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. During 2006, a Duke Energy Subcommittee for Performance-Based Compensation, which was comprised of those Duke Energy Compensation Committee members who qualified as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, approved compensation that was intended to satisfy the performance-based compensation exception.

The Spectra Energy Compensation Committee appointed a Subcommittee for Performance-Based Compensation to approve 2007 compensation opportunities intended to satisfy the performance-based compensation exception. The Spectra Energy Compensation Committee generally intends to structure and administer executive compensation plans and arrangements so that they will not be subject to the deduction limit of Section 162(m) of the Internal Revenue Code. The Spectra Energy Compensation Committee may from time to time approve payments that cannot be deducted in order to maintain flexibility in structuring appropriate compensation programs in the interest of shareholders. For example, phantom share awards described under “Compensation Discussion and Analysis—Elements of the Compensation Plan” received by certain employees may not be deductible for federal income tax purposes, depending on the amount and other types of compensation received by such employees.

Accounting for Stock-Based Compensation: Spectra Energy accounts for stock-based payments in accordance with the requirements of SFAS No. 123(R). Under this accounting pronouncement, Spectra Energy is required to value unvested stock options granted under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period. Spectra Energy considers the expenses associated with the grant of options and other long-term incentive awards in granting such awards.

EXECUTIVE COMPENSATION

The table below sets forth compensation from Duke Energy during 2006 to those individuals who became Spectra Energy’s named executive officers. In addition, the table sets forth compensation from Duke Energy during 2006 to Mr. Anderson, Spectra Energy’s non-executive Chairman.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Paul M. Anderson (6)	2006	0	0	2,131,143	533,595	0	59,048	791,798	3,515,584
Chairman of the Board, Spectra Energy Corp (formerly Chairman of the Board, Duke Energy Corporation)

Fred J. Fowler	2006	755,496	0	3,094,314	63,326	797,747	324,035	148,601	5,183,519
Chief Executive Officer and President, Spectra Energy Corp (formerly Group Executive & President, Duke Energy Gas Transmission)

Gregory L. Ebel (7)	2006	276,219	0	220,050	3,736	161,399	122,162	141,280	924,846
Chief Financial Officer, Spectra Energy Corp (formerly President, Union Gas)

Martha B. Wyrsch	2006	527,502	0	1,000,761	11,342	496,725	102,612	71,604	2,210,546
Chief Executive Officer and President, Spectra Energy Transmission (formerly President, Duke Energy Gas Transmission)

Alan N. Harris	2006	294,996	0	322,641	6,460	177,396	37,498	41,395	880,386
Chief Development Officer, Spectra Energy Corp (formerly Group Vice President & Chief Financial Officer, Duke Energy Gas Transmission)

William S. Garner, Jr. (8)	2006	201,999	0	114,219	0	124,101	9,541	13,665	463,525
General Counsel & Corporate Secretary, Spectra Energy Corp (formerly Group Vice President Corporate Development, Duke Energy Gas Transmission)

(1)	This column reflects the aggregate dollar amount recognized for financial statement reporting purposes for 2006 with respect to outstanding performance share and phantom share awards, and includes amounts attributable to performance share and phantom share awards granted in prior years. The aggregate dollar amount was determined in accordance with the provisions of SFAS 123(R), but without regard to any estimate of forfeitures related to service-based vesting conditions. See Note 18 of the Consolidated Financial Statements in Spectra Energy Capital’s Form 10-K for the year ended December 31, 2006 regarding assumptions underlying the valuation of equity awards. In addition, Mr. Anderson forfeited 3,500 performance shares as a result of Duke Energy not meeting its 2006 safety objective.

(2)	This column reflects the aggregate dollar amount recognized for financial statement reporting purposes for 2006 with respect to outstanding stock options, and includes amounts attributable to stock options granted in prior years. The aggregate dollar amount was determined in accordance with the provisions of SFAS 123(R), but without regard to any estimate of forfeitures related to service-based vesting conditions. See Note 18 of the Consolidated Financial Statements in Spectra Energy Capital’s Form 10-K for the year ended December 31, 2006 regarding assumptions underlying the valuation of equity awards.
(3)	Non-Equity Incentive Plan Compensation column includes amounts payable under the Duke STI Plan with respect to the 2006 performance period. Unless deferred, these amounts were paid in March 2007.
(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings column includes the amounts listed below. With respect to pension plans, these amounts relate to the one-year period ending on September 30, 2006, which is the applicable pension plan measurement date. With respect to above-market interest on deferred compensation arrangements, these amounts relate to the one-year period ending on December 31, 2006

	Paul M. Anderson	Fred J. Fowler	Gregory L. Ebel	Martha B. Wyrsch	Alan N. Harris	William S. Garner, Jr.
Change in Actuarial Present Value of Accumulated Benefit Under the Duke Energy Retirement Cash Balance Plan for the One-Year Period Ending on September 30, 2006	0	51,691	1,789	22,340	2,422	9,346
Change in Actuarial Present Value of Accumulated Benefit Under the Duke Energy Executive Cash Balance Plan for the One-Year Period Ending on September 30, 2006	0	272,344	390	80,272	35,076	195
Change in Actuarial Present Value of Accumulated Benefit Under the Pension Choices Plan for Employees of Westcoast Energy Inc. and Affiliated Companies for the One-Year Period Ending on September 30, 2006	0	0	20,716	0	0	0
Change in Actuarial Present Value of Accumulated Benefit Under the Duke Energy Supplemental Pension Plan for the One-Year Period Ending on September 30, 2006	0	0	99,266	0	0	0
Above-Market Interest Earned on Amount Deferred under the Texas Eastern Corporation Deferred Income Program	59,048	0	0	0	0	0

Total	59,048	324,035	122,162	102,612	37,498	9,541

(5)	All Other Compensation column includes the following for 2006:

	Paul M. Anderson	Fred J. Fowler	Gregory L. Ebel	Martha B. Wyrsch	Alan N. Harris	William S. Garner, Jr.
Personal Use of Airplane	190,564	11,305	0	4,729	8,244	0
Matching Contributions Under the Duke Energy Retirement Savings Plan	0	13,200	0	13,200	13,200	11,920
Premiums for Life Insurance Coverage Provided Under Life Insurance Plans	0	7,524	0	1,684	1,490	1,745
Matching Contributions Under the Westcoast Energy Inc. Executive Share Purchase Plan	0	0	30,603	0	0	0
Make-Whole Matching Contribution Credits Under the Duke Energy Corporation Executive Savings Plan	0	99,903	0	46,991	17,928	0
Reimbursement of Relocation Expenses	324,971	0	0	0	0	0
Tax Gross-Up on Reimbursement of Relocation Expenses	270,918	0	0	0	0	0
Club Dues	0	10,495	432	0	275	0
Tax Gross-Up on Club Dues	0	6,174	374	0	158	0

	Paul M. Anderson	Fred J. Fowler	Gregory L. Ebel	Martha B. Wyrsch	Alan N. Harris	William S. Garner, Jr.
Charitable contributions made in the name of the Executive under Duke Energy’s matching gift policy.	5,000	0	422	5,000	100	0
Reimbursement of taxes representing the difference between Canadian taxes paid by Mr. Ebel on his income from Duke Energy versus the U.S. taxes Mr. Ebel would have paid on such income had it been earned in the U.S., pursuant to a tax equalization arrangement in connection with Mr. Ebel’s assignment in Canada.	0	0	71,686	0	0	0
Principal and imputed interest associated with a loan to Mr. Ebel that was partially forgiven by Duke Energy pursuant to the terms of a promissory note dated June 12, 2002.	0	0	21,657	0	0	0
Tax gross-up amounts associated with Mr. Ebel’s loan	0	0	16,106	0	0	0
Holiday Gift	345	0	0	0	0	0

Total	791,798	148,601	141,280	71,604	41,395	13,665

The amounts shown as “Personal Use of Airplane” reflect the personal use of Duke Energy’s aircraft by the named executive officers. In general, other than Mr. Anderson, the named officers were not allowed to initiate personal trips on corporate or charted aircraft. However, officers were permitted occasionally to invite their spouse or guests to accompany them on business trips when space was available. When the spouse’s or guest’s travel costs did not meet the IRS standard for “business use”, the flight was imputed as income to the officer even though such travel may not have resulted in incremental cost to Duke Energy. The methodology used to compute the incremental cost of this benefit was based on the hourly variable cost for the use of the aircraft, plus any tax deduction disallowance. Mr. Ebel’s spouse traveled with him occasionally on chartered aircraft for business trips, however, none of her travel resulted in incremental cost to Duke Energy.

Duke Energy presented a holiday gift in 2006 to each director on the Board of Directors of Duke Energy as of December 31, 2006, including Mr. Anderson.

(6)	Mr. Anderson did not receive a salary or bonus from Duke Energy during 2006 because he entered into an employment agreement with Duke Energy that provided compensation primarily through stock-based awards.
(7)	Most of Mr. Ebel’s 2006 compensation was provided in Canadian dollars and that portion of his compensation has been converted to U.S. dollars using the Tokyo Bloomberg closing rate of $0.8632 on December 29, 2006.
(8)	Mr. Garner was hired as Chief Development Officer of Duke Energy Gas Transmission on March 10, 2006, and was not compensated by Duke Energy prior to that date.

Non Equity Incentive Compensation

As previously described, short-term incentive opportunities are provided to the Spectra Energy named executive officers. Depending on actual performance, participants are eligible to receive up to 190% of the amount of their short-term incentive target. The Spectra Energy named executive officers were provided with the following target incentive opportunities for 2006:

Name	Target Incentive Opportunity (as a % of base salary)
Fred J. Fowler	90
Gregory L. Ebel	50
Martha B. Wyrsch	80
Alan N. Harris	50
William S. Garner, Jr.	50

In 2006, the performance goals for each Spectra Energy named executive officer were weighted as follows:

Incentive Goals	Mr. Fowler	Mr. Ebel, Ms. Wyrsch, Mr. Harris and Mr. Garner
Corporate Goal	80%	40%
Business Unit Goal(s)	0%	40%
Individual Objectives	20%	20%

The 2006 corporate goal consisted of ongoing basic EPS for Duke Energy, with $1.75, $1.90 and $2.10 constituting the threshold, target and maximum performance levels, respectively. Following the completion of the 2006 performance period, the Duke Energy Compensation Committee reduced the threshold, target and maximum EPS performance levels for the 2006 ongoing EPS goal to $1.69, $1.84 and $2.04, respectively, to reflect the divesture of Duke Energy’s marketing and trading business as well as the partial divestiture of Crescent Resources. After adjusting for certain items that were not part of the 2006 business plan, as contemplated in the pre-established 2006 short-term incentive program guidelines, Duke Energy achieved ongoing EPS of $1.89, resulting in a payout of 125% with respect to the corporate goal.

During 2006, the individual goals of the Spectra Energy named executive officers consisted of a combination of strategic and operational objectives. Mr. Fowler’s individual goals were based on continuing to build a high performance culture focused on safety, diversity and inclusion, employee development, leadership; completing the divestiture of the energy marketing and trading assets; completing the assessment and spin-off of the gas businesses; and developing a strategic plan supporting corporate objectives. Other Spectra Energy named executive officers had common goals on which their individual performance was measured including execution on existing plans and projects on time and on budget, improving safety, establishing a high-performance culture and strengthening external stakeholder relationships. In addition, Ms. Wyrsch’s individual goals included advancement of the Duke Energy Gas Transmission (DEGT) growth strategy, Mr. Ebel’s goals included advancement of Union Gas’s long term growth strategy, Mr. Garner’s goals included development of a corporate development team and corporate development function and preparing a strategy and approach for the formation of a master limited partnership, and Mr. Harris’ goals included operating and maintenance cost reductions and advancement of the DEGT growth strategy. Over the last five years, the achievement level of participants in the STI Plan has exceeded target performance, but has been less than maximum performance.

Based on an evaluation of performance during 2006, the Duke Energy Compensation Committee approved and the Spectra Energy Compensation Committee was apprised of the payments to Messrs. Fowler and Ebel, Ms. Wyrsch and Messrs. Harris and Garner representing 117%, 117%, 121%, 120% and 123%, of their respective target awards. The actual payments to each of the Spectra Energy named executive officers were reduced by 5% as a result of not achieving Duke Energy’s safety goals during 2006.

Long-Term Incentive Awards Granted in 2006

The target 2006 long-term incentive opportunities, expressed as a percentage of base salary, for Messrs. Fowler and Ebel, Ms. Wyrsch and Messrs. Harris and Garner were 280%, 75%, 200%, 100%, and 75%, respectively. 50% of the value of the 2006 target long-term incentive opportunity of each Spectra Energy named executive officer (other than Mr. Anderson, who did not participate in this program in 2006), was awarded under the Duke Energy 1998 Long-Term Incentive Plan in the form of performance shares and 50% was awarded in the form of phantom shares.

One-fifth of the 2006 phantom share award vests on each of the first five anniversaries of the grant date provided the recipient continues to be employed by Duke Energy or his or her employment terminates by reason of retirement. If the recipient’s employment terminates as a result of death, disability, or by Duke Energy without cause or as a result of a divestiture, units in the award are prorated to reflect actual service during the installment vesting period and are immediately vested, and any remaining unvested units are forfeited. In the event employment is terminated by Duke Energy without cause within two years following a “change in control” of Duke Energy, all outstanding unvested units will vest. Vesting ceases if, at the time the recipient’s Duke Energy employment terminates, he or she is retirement eligible and subsequently becomes employed by, or otherwise provides service to, a Duke Energy competitor to the detriment of Duke Energy. Dividend equivalents are paid on phantom shares that have not yet vested or been forfeited. In connection with the spin-off of Spectra Energy, these awards were adjusted to provide that employment with Spectra Energy is the equivalent of employment with Duke Energy in determining whether continuing employment requirements are met.

The performance shares generally will vest only to the extent that Duke Energy’s TSR targets for the three-year period from January 1, 2006 to December 31, 2008 are met as compared with the TSR of a peer group of companies. TSR refers to the change in fair market value over a specified period of time, expressed as a percentage of an initial investment in common stock, with dividends reinvested and with the average TSR for the final 30 business days of the period considered the TSR at the end of the period. For this purpose, Duke Energy’s peer group consists of the companies in the S&P 500. The following table illustrates how the performance share payouts directly align participants’ pay to Duke Energy’s performance:

Relative TSR Performance Percentile	Percent Payout of Target Performance Shares
75th Percentile or above	150%
58.33 Percentile (Target)	100%
40th Percentile	50%
Below 40th Percentile	0%

Notwithstanding Duke Energy’s relative TSR as compared to the companies in the S&P 500, the performance shares that were granted in 2006 provide that if Duke Energy’s relative TSR ranking among the S&P 500 Utility Index companies is less than the 60th percentile, the Duke Energy Compensation Committee is authorized to exercise discretion to reduce or eliminate any vesting of performance shares that would otherwise occur.

Earned performance shares are paid following the determination in early 2009 of the extent to which the performance goal has been achieved, unless an election (to the extent permitted by applicable law) is made by the executive to defer payment of the performance shares until termination of employment. Any shares not earned are forfeited. In addition, following a determination that the performance goal has been achieved, participants will receive a cash payment equal to the amount of cash dividends paid on one share of Duke Energy common stock during the performance period multiplied by the number of performance shares earned, unless an election is made by the executive to defer payment of the performance shares and tandem dividend equivalents until termination of employment. If the recipient’s employment terminates during the performance period as a result of retirement, death, disability, or by Duke Energy without cause or as a result of a divestiture, following determination that the TSR goal has been achieved, the number of shares earned will be adjusted to reflect actual service during the performance period. If the recipient’s employment terminates during the performance period for any other reason, all shares covered by the award are forfeited. In the event of a “change in control” prior to December 31, 2008, achievement of target TSR performance is assumed and the number of shares earned is adjusted to reflect actual service during the performance period prior to the change in control. Vesting ceases if, at the time the recipient’s Duke Energy employment terminates, he or she is retirement eligible and subsequent to such termination of employment becomes employed by, or otherwise provides service to, a Duke Energy competitor to the detriment of Duke Energy. Effective with the spin-off of Spectra Energy into an independent entity, awards were adjusted as described in the Corporate Transactions section of the Compensation Discussion and Analysis.

Compensation of Mr. Anderson

The employment agreement between Duke Energy and Mr. Anderson established that Mr. Anderson’s compensation would be provided primarily in the form of stock-based compensation in lieu of base salary, annual cash incentives and certain employee benefits. The purpose of the structure of this compensation package was to directly align Mr. Anderson’s compensation with shareholders by making his compensation contingent upon stock price, Duke Energy performance and dividend yield. In accordance with his employment agreement, upon commencement of his employment with Duke Energy in November 2003, Mr. Anderson received a nonqualified stock option award with respect to 1,100,000 shares, a performance share award for 360,000 shares and a phantom share award for 285,000 units.

On April 4, 2006, Mr. Anderson’s employment agreement was amended to reflect the changes to Mr. Anderson’s employment status upon closing of the merger of Duke Energy with Cinergy Corp. and certain other matters. Prior to its amendment, Mr. Anderson’s employment agreement provided him a performance share award covering up to 120,000 shares of common stock for 2006. Mr. Anderson agreed that, in light of the change in his role and responsibilities, his maximum performance share award for 2006 would be reduced to 70,000 shares. The vesting of 30,000 of these performance shares continued to be based on the same factors established in February 2006, such that 80% was based on the same EPS goal applicable under the Duke STI Plan for 2006 with the remaining 20% being based on previously-established strategic objectives (which consisted of strategic goals relating to such things as completion of the merger with Cinergy Corp.; building a high performance culture focused on safety, diversity and inclusion, employee development, leadership and results; delivering on 2006 financial objectives; positioning the company for growth in 2007 and beyond; completion of the divestiture of the energy marketing and trading segment; building credibility through leadership on key policy issues, transparent communications and excellent customer service). The vesting of the remaining 40,000 performance shares was based on the extent to which Mr. Anderson was determined to have attained strategic objectives established shortly following the merger with Cinergy Corp. based on his success in resolving the issue of desirability of separating the gas and electric businesses in a manner that creates shareholder value, achieving a successful integration of Cinergy Corp., resolving strategic issues, and enhancing shareholder value by being an external voice for Duke Energy to the investment community. The performance shares could be earned in full if target performance were achieved on an aggregate basis, such that Mr. Anderson could have earned a full payout of his performance shares if performance were above target with respect to one performance objective and below target on the other. Mr. Anderson could not have received more than 70,000 performance shares for 2006 even if aggregate performance exceeded target.

In order to assume his role as Chairman of the Board of Directors of Spectra Energy, Mr. Anderson’s employment relationship with Duke Energy terminated on January 2, 2007, at which time he became eligible to receive payment of his vested performance shares and phantom shares. Mr. Anderson’s vested stock options became exercisable in accordance with their terms on January 1, 2007.

2006 GRANTS OF PLAN-BASED AWARDS

	Grant Date		Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Fred J. Fowler				$339,973	$679,946	$1,291,898
Fred J. Fowler	4/4/2006		4/4/2006				18,320	36,640	54,960		$648,894
Fred J. Fowler	4/4/2006		4/4/2006							36,640	$1,067,690
Gregory L. Ebel				$69,055	$138,110	$262,408
Gregory L. Ebel	4/4/2006		4/4/2006				1,777	3,553	5,330		$62,930
Gregory L. Ebel	4/4/2006		4/4/2006							3,550	$103,447
Martha B. Wyrsch				$204,938	$409,877	$778,765
Martha B. Wyrsch	4/4/2006		4/4/2006				7,770	15,540	23,310		$275,213
Martha B. Wyrsch	4/4/2006		4/4/2006							15,540	$452,836
Martha B. Wyrsch	7/1/2006	(4)	6/26/2006				1,750	3,500	5,250		$61,740
Martha B. Wyrsch	7/1/2006	(4)	6/26/2006							3,500	$102,795
Alan N. Harris				$73,749	$147,498	$280,246
Alan N. Harris	4/4/2006		4/4/2006				2,557	5,113	7,670		$90,557
Alan N. Harris	4/4/2006		4/4/2006							5,110	$148,905
William S. Garner, Jr.				$50,500	$101,000	$191,899
William S. Garner, Jr.	4/1/2006	(5)	4/1/2006							5,000	$145,750
William S. Garner, Jr.	5/10/2006	(6)	5/10/2006				1,537	3,073	4,610		$54,091
William S. Garner, Jr.	5/10/2006	(6)	5/10/2006							3,070	$88,048

(1)	The awards reflected in the Estimated Possible Payouts Under Non-Equity Incentive Plan Awards column were granted for the 2006 performance period under the terms of the Duke STI Plan. The actual amounts payable to each executive under the terms of such plan for 2006 are disclosed in the Summary Compensation Table.
(2)	All awards reflected in these columns were made in shares of Duke Energy common stock and were granted under the terms of the Duke Energy Corporation 1998 Long-Term Incentive Plan.
(3)	The per share full grant date fair value of the phantom shares granted on April 1, 2006, computed in accordance with FASB 123(R) is $29.15. The per share full grant date fair values of the phantom shares and performance shares granted on April 4, 2006, computed in accordance with FASB 123(R), are $29.14 and $17.71, respectively. The per share full grant date fair values of the phantom shares and performance shares granted on May 10, 2006 are $28.68 and $17.60, respectively. The per share full grant date fair values of the phantom shares and performance shares granted on July 1, 2006 are $29.37 and $17.64, respectively.
(4)	The Duke Energy Compensation Committee, at its meeting on June 26, 2006, approved an incremental grant of phantom shares and performance shares to reflect an increase in Ms. Wyrsch’s responsibilities. For purposes of determining the vesting of these awards, the grant date is treated as being on April 4, 2006, which is the same grant date as other 2006 awards under the Duke Energy 2006 long-term incentive program.
(5)	The Duke Energy Chief Executive Officer approved a restricted stock award on April 1, 2006 upon the hiring of Mr. Garner. This award vests, subject to certain exceptions, in equal installments on the first three anniversaries of the date of grant.
(6)	The Duke Energy Compensation Committee, at its meeting on May 10, 2006, provided Mr. Garner with a grant of phantom shares and performance shares to reflect his annual award, as he was hired after January 1, 2006. For purposes of determining the vesting of these awards, the grant date is treated as being on April 4, 2006, which is the same grant date as other awards under the Duke Energy 2006 long-term incentive program.

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paul M. Anderson		1,100,000		$17.45	11/17/2013
Paul M. Anderson						20,000	$664,200
Fred J. Fowler	400,000			$29.47	4/16/2008
Fred J. Fowler	157,000			$24.88	12/20/2009
Fred J. Fowler	104,000			$42.81	12/20/2010
Fred J. Fowler	119,000			$37.68	12/19/2011
Fred J. Fowler	42,100			$38.33	1/17/2012
Fred J. Fowler	150,750	50,250		$13.77	2/25/2013
Fred J. Fowler						73,024	$2,425,127
Fred J. Fowler								41,060	$1,363,603
Gregory L. Ebel	462			$28.06	4/29/2008
Gregory L. Ebel	1,233			$23.40	4/29/2009
Gregory L. Ebel	9,021			$19.98	11/30/2009
Gregory L. Ebel	2,159			$20.57	4/25/2010
Gregory L. Ebel	2,930			$27.45	2/16/2011
Gregory L. Ebel	4,163			$33.53	2/12/2012
Gregory L. Ebel	2,900			$31.10	7/1/2012
Gregory L. Ebel	6,450	2,150		$13.77	2/25/2013
Gregory L. Ebel						6,110	$202,913
Gregory L. Ebel (5)								13,377	$444,234
Martha B. Wyrsch	15,600			$27.94	10/1/2009
Martha B. Wyrsch	38,000			$24.88	12/20/2009
Martha B. Wyrsch	27,600			$42.81	12/20/2010
Martha B. Wyrsch	30,000			$37.68	12/19/2011
Martha B. Wyrsch	2,500			$38.33	1/17/2012
Martha B. Wyrsch	27,000	9,000		$13.77	2/25/2013
Martha B. Wyrsch (6)						56,760	$1,885,000
Martha B. Wyrsch (7)								18,096	$600,968
Alan N. Harris	4,000			$27.63	2/17/2008
Alan N. Harris	5,650			$29.66	2/17/2009
Alan N. Harris	10,500			$24.88	12/20/2009
Alan N. Harris	7,400			$42.81	12/20/2010
Alan N. Harris	8,200			$37.68	12/19/2011
Alan N. Harris	4,100			$38.33	1/17/2012
Alan N. Harris	2,700			$37.80	4/1/2012
Alan N. Harris		3,200		$13.77	2/25/2013
Alan N. Harris		1,400		$14.54	4/1/2013
Alan N. Harris (8)						19,270	$639,957
Alan N. Harris								5,157	$171,247
William S. Garner, Jr. (9)						8,070	$268,005
William S. Garner, Jr. (9)								1,537	$51,027

All option and stock awards reflected in the table relate to shares of Duke Energy common stock.

(1)	On November 17, 2003, Mr. Anderson received a grant of a stock option covering 1,100,000 shares of Duke Energy common stock that vested in three equal installments on each of the first three anniversaries of the date of grant and that became exercisable on January 1, 2007. On February 25, 2003 (and April 1, 2003, with respect to Mr. Harris) , Messrs. Fowler and Ebel, Ms. Wyrsch and Mr. Harris received stock options that vest in four equal installments on the first four anniversaries of the date of grant; the remaining 25% of these stock options vested on February 25, 2007.

(2)

The exercise price is equal to the closing price of Duke Energy common stock on the date of grant. In connection with the spin-off of Spectra Energy effective January 2, 2007 all Duke Energy equity awards were adjusted to reflect the change in the price of Duke Energy common stock that occurred as a result of the spin-off, and an additional award was granted that related to Spectra Energy common stock. Please see “Compensation Discussion and Analysis—Corporate Transactions.” The adjustments preserved, but did not increase, the value of the equity awards. The following chart indicates the original and adjusted exercise prices of each stock option for Duke. In addition, the chart indicates exercise prices for stock options granted on January 2, 2007 at Spectra Energy associated to each grant date at Duke Energy:

Date of Grant	Duke Original Option Exercise Price	Duke Adjusted Option Exercise Price	Spectra Option Exercise Price Granted on January 2, 2007
February 17, 1998	$27.63	$15.74	$23.79
April 29, 1998	$28.06	$15.99	$24.16
February 17, 1999	$29.66	$16.90	$25.53
April 29, 1999	$23.40	$13.33	$20.15
October 1, 1999	$27.94	$15.92	$24.05
November 30, 1999	$19.98	$11.39	$17.20
December 20, 1999	$24.88	$14.17	$21.42
April 25, 2000	$20.57	$11.72	$17.71
December 20, 2000	$42.81	$24.39	$38.86
February 16, 2001	$27.45	$15.64	$23.64
December 19, 2001	$37.68	$21.47	$32.44
January 17, 2002	$38.33	$21.84	$33.00
February 12, 2002	$33.53	$19.10	$28.87
April 1, 2002	$37.80	$21.54	$32.54
July 1, 2002	$31.10	$17.72	$26.78
February 25, 2003	$13.77	$7.85	$11.86
April 1, 2003	$14.54	$8.29	$12.52

(3)	On November 17, 2003, Mr. Anderson received a grant of 285,000 phantom shares, the last 20,000 of which became vested on January 1, 2007. Messrs. Fowler and Ebel, Ms. Wyrsch and Mr. Harris received phantom shares on February 28, 2005 and April 4, 2006, each of which, subject to certain exceptions, vests in equal installments on the first five anniversaries of the date of grant.

(4)	Messrs. Fowler and Ebel, Ms. Wyrsch and Mr. Harris received performance shares on February 28, 2005 and April 4, 2006 that, subject to certain exceptions, are eligible for vesting on December 31, 2007 and December 31, 2008, respectively. Ms. Wyrsch received performance shares on June 26, 2006 and Mr. Garner received performance shares on May 10, 2006 that, subject to certain exceptions, are eligible for vesting on December 31, 2008. Pursuant to Instruction 3 to Item 402(f)(2) of Regulation S-K, performance shares are listed at the threshold number of shares.

(5)	On January 1, 2004, Mr. Ebel received a grant of 10,000 performance shares. 3,333 performance shares vested on January 1, 2007 as a result of performance criteria being met. The remaining performance shares will vest, subject to certain exceptions, on January 1, 2011.

(6)	On September 20, 2000, Ms. Wyrsch received a grant of 24,000 performance shares (shares reflect Duke Energy 2-for-1 stock split in 2001) with accelerated vesting criteria based on total shareholder return. The total shareholder return criteria was not achieved and accordingly the shares will vest, subject to certain exceptions, on the seventh anniversary of the date of grant.

(7)	Ms. Wyrsch received performance shares and phantom shares on July 1, 2006. For purposes of determining the vesting of these awards, the grant date is treated as being on April 4, 2006, which is the same grant date as other awards under the Duke Energy 2006 long-term incentive program.

(8)	Mr. Harris received an award of 10,000 restricted shares on February 1, 2005 and which vest, subject to certain exceptions, on the fifth anniversary of the date of grant.

(9)	Mr. Garner received an award of 5,000 restricted shares on April 1, 2006 which vest, subject to certain exceptions, in equal installments on the first three anniversaries of the date of grant. Mr. Garner also received performance shares and phantom shares on May 10, 2006. For purposes of determining the vesting of these awards, the grant date is treated as being on April 4, 2006, which is the same grant date as other awards under the Duke Energy 2006 long-term incentive program.

2006 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)(3)	Value Realized on Vesting ($)(4)
Paul M. Anderson	0	$0	146,500	$4,531,865
Fred J. Fowler	20,888	$128,208	158,434	$5,246,688
Gregory L. Ebel	0	$0	7,452	$254,177
Martha B. Wyrsch	0	$0	44,291	$1,513,024
Alan N. Harris	4,600	$69,854	11,688	$398,425
William S. Garner, Jr.	0	$0	0	$0

(1)	The value realized upon exercise was calculated based on the closing price of a share of Duke Energy common stock on the date of option exercise.
(2)	The executives elected to defer the following number and amount of vested stock awards pursuant to the Duke Energy Corporation Executive Savings Plan as follows: Mr. Fowler 85,088 shares ($2,645,470); Mr. Ebel 4,004 shares ($132,973); Ms. Wyrsch 0 shares ($0); Mr. Harris 0 shares ($0) and Mr. Garner 0 shares ($0).
(3)	Includes performance shares covering the 2004–2006 performance period and phantom shares that accelerated based on Duke Energy’s total shareholder return performance during the 2004-2006 performance period. The Duke Energy Compensation Committee certified the achievement of the applicable performance measures on February 22, 2007 and the results were reviewed by the Spectra Energy Compensation Committee on February 26, 2007.
(4)	The value realized upon vesting of stock awards was calculated based on the closing price of a share of Duke Energy common stock on the respective vesting date, and includes a cash payment to Messrs. Fowler and Ebel, Ms. Wyrsch and Mr. Harris for dividend equivalents on earned performance shares in the amount of $209,135, $13,032, $78,162 and $20,364, respectively.

Duke Energy provides pension benefits that are intended to assist its retirees with their retirement income needs. A more detailed description of the plans that comprise Duke Energy’s pension program follows.

Duke Energy Retirement Cash Balance Plan and Executive Cash Balance Plan

Each of the Spectra Energy named executive officers actively participated in pension plans sponsored by Duke Energy or an affiliate in 2006. Officers other than Mr. Ebel participated in the Duke Energy Retirement Cash Balance Plan (“RCBP”), which is a noncontributory, defined benefit retirement plan that is intended to satisfy the requirements for qualification under Section 401(a) of the Internal Revenue Code. The RCBP generally covers non-bargaining employees of Duke Energy and affiliates. The RCBP provides benefits under a “cash balance account” formula. Mr. Anderson has an accrued benefit under the RCBP, but his benefit is “frozen” (i.e., it does not grow based on his continued service and pay).

Each of the Spectra Energy named executive officers who participates in the RCBP has satisfied the eligibility requirements to receive his or her account benefit upon termination of employment. The RCBP benefit is payable in the form of a lump sum in the amount credited to the hypothetical account at the time of benefit commencement. Payment is also available in the form of an annuity based on the actuarial equivalent of the account balance.

The amount credited to the hypothetical account is increased with monthly pay credits equal to (i) for participants with combined age and service of less than 35 points, 4% of eligible monthly compensation, (ii) for participants with combined age and service of 35 to 49 points, 5% of eligible monthly compensation, (iii) for participants with combined age and service of 50 to 64 points, 6% of eligible monthly compensation, and (iv) for participants with combined age and service of 65 or more points, 7% of eligible monthly compensation. If the participant earns more than the Social Security wage base, the account is credited with additional pay credits equal to 4% of eligible compensation above the Social Security wage base. Interest credits are credited monthly, with the interest rate determined quarterly based on the 30-year Treasury rate.

For the RCBP, eligible monthly compensation is equal to Form W-2 wages, plus elective deferrals under a 401(k) or cafeteria plan. Compensation does not include severance pay (including payment for unused vacation), expense reimbursements, allowances, cash or noncash fringe benefits, moving expenses, bonuses for performance periods in excess of one year, transition pay, long term incentive compensation (including income resulting from any stock-based awards such as stock options, stock appreciation rights, phantom stock or restricted stock) and other compensation items to the extent described as not included for purposes of benefit plans or the RCBP.

The benefit of participants in the RCBP may not be less than determined under certain prior benefit formulas (including optional forms). In addition, the benefit under the RCBP is limited by maximum benefits and compensation limits under the Internal Revenue Code.

Each of the Spectra Energy named executive officers other than Mr. Ebel was eligible to participate in the Duke Energy Executive Cash Balance Plan (“ECBP”), which is a noncontributory, defined benefit retirement plan that is not intended to satisfy the requirements for qualification under Section 401(a) of the Internal Revenue Code. Benefits earned under the ECBP are attributable to (i) compensation in excess of the annual compensation limit ($220,000 for 2006) under the Internal Revenue Code that applies to the determination of pay credits under the RCBP, (ii) certain deferred compensation that is not recognized by the RCBP, (iii) restoration of benefits in excess of a defined benefit plan maximum annual benefit limit ($175,000 for 2006) under the Internal Revenue Code that applies to the RCBP, and (iv) supplemental benefits granted to a particular participant. Generally, benefits earned under the RCBP and the ECBP vest upon completion of three years of service, and, with certain exceptions, vested benefits generally become payable upon termination of employment with Duke Energy.

Effective with the spin-off of Spectra Energy, the Spectra Energy Retirement Cash Balance Plan and the Spectra Energy Executive Cash Balance Plan became effective. These plans contain the same provisions as the predecessor plans sponsored by Duke Energy, and individual benefit accruals were transferred from the Duke Energy plans to the Spectra Energy plans effective with the spin-off of Spectra Energy.

Pension Choices Plan for Employees of Westcoast Energy Inc. and Duke Energy Supplemental Pension Plan

Mr. Ebel participated in the Pension Choices Plan for Employees of Westcoast Energy Inc. and Affiliated Companies (“Pension Plan”), and the Duke Energy Supplemental Executive Retirement Plan (“SERP”) in 2006, while he resided in Canada. The Pension Plan is registered under the Income Tax Act and under the Pension Benefits Act (Ontario). The executive component of the Pension Plan is a non-contributory defined benefit plan that provides a pension based on 2% of the annualized average of the executive’s highest consecutive 36 months salary and bonus multiplied by the executives’ years of service while located in Canada. The Income Tax Act imposes maximum restrictions on the amount of benefits that can be paid from a registered pension plan. The SERP is primarily intended to restore benefits under the Pension Plan to the level that would be available in accordance with the benefit formulas under the Pension Plan if such restrictions were not applicable. SERP benefits are paid from the general revenues of Spectra Energy in a lump sum. Effective with the spin-off of Spectra Energy, Mr. Ebel will participate in the Spectra RCBP, and his active participation in the Pension Plan will be suspended, although compensation (but not additional service) with Spectra Energy will be used in the calculation of his Pension Plan benefit. Also effective with the spin-off, the Spectra Energy Supplemental Executive Retirement Plan became effective and contains the same provisions as the predecessor SERP sponsored by Duke Energy. Mr. Ebel’s benefit accruals related to the Duke SERP were transferred to the Spectra SERP effective with the spin-off.

The following table provides information related to each plan that provides for payments or other benefits at, following or in connection with retirement, determined as of September 30, 2006.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Paul M. Anderson	Duke Energy Retirement Cash Balance Plan	24.41	$675,207	$0
Fred J. Fowler	Duke Energy Retirement Cash Balance Plan	21.75	$599,458	$0
Fred J. Fowler	Duke Energy Executive Cash Balance Plan	21.75	$1,881,569	$0
Gregory L. Ebel	Duke Energy Retirement Cash Balance Plan	8.75	$32,587	$0
Gregory L. Ebel	Duke Energy Executive Cash Balance Plan	8.75	$7,104	$0
Gregory L. Ebel	Pension Choices Plan for Employees of Westcoast Energy Inc.	6.23	$101,856	$0
Gregory L. Ebel	Duke Energy Supplemental Pension Plan	6.23	$315,926	$0
Martha B. Wyrsch	Duke Energy Retirement Cash Balance Plan	7.08	$114,343	$0
Martha B. Wyrsch	Duke Energy Executive Cash Balance Plan	7.08	$249,182	$0
Alan N. Harris	Duke Energy Retirement Cash Balance Plan	23.87	$275,162	$0
Alan N. Harris	Duke Energy Executive Cash Balance Plan	23.87	$125,598	$0
William S. Garner, Jr.	Duke Energy Retirement Cash Balance Plan	0.56	$9,346	$0
William S. Garner, Jr.	Duke Energy Executive Cash Balance Plan	0.56	$195	$0

(1)	For Mr. Ebel and Mr. Harris, present values represent the discounted present value of future payments to which they are entitled under the plans listed. For all other individuals listed, the amounts reflect actual cash balances accrued under the plans listed.

Duke Energy Executive Savings Plan

Under the Duke Energy Executive Savings Plan, participants can elect to defer a portion of their base salary, short-term incentive compensation and long-term incentive compensation (other than stock options). Participants also receive a company matching contribution in excess of the contribution limits prescribed by the IRS under the Duke Energy Corporation Retirement Savings Plan. In general, payments are made following termination of employment or death in the form of a lump sum or installments, as selected by the participant. Participants may request an accelerated distribution upon an “unforeseeable emergency.” In general, participants may direct the deemed investment of base salary deferrals, short-term incentive deferrals and matching contributions among investments options available under the Duke Energy Retirement Savings Plan, including in a Duke Energy Common Stock Fund. Participants may change their investment elections on a daily basis. Deferrals of equity awards are credited with earnings and losses based on the performance of the Duke Energy Common Stock Fund. The benefits payable under the plan are unfunded and subject to the claims of Duke Energy’s creditors.

Effective with the spin-off of Spectra Energy, the Spectra Energy Executive Savings Plan and the Spectra Energy Retirement Savings Plan became effective. These plans contain the same provisions as the predecessor plans sponsored by Duke Energy, and individual benefit accruals were transferred from the Duke Energy plans to the Spectra Energy plans effective with the spin-off of Spectra Energy. Participants received credit for investment in 0.5 of a share of Spectra Energy common stock for each share of Duke Energy common stock held in the Duke Energy Common Stock Fund.

Pan Energy Key Executive Deferral Plan

Under the Panhandle Energy Eastern Corporation Key Executive Deferral Compensation Plan, participants could elect to defer a portion of their base salary and short-term incentive compensation in excess of the contributions permitted by the Internal Revenue Code under the Employees’ Savings Plan of Panhandle Eastern Corporation and Participating Affiliates. Participants also could receive employer matching contributions in excess of the contribution limits prescribed by the Internal Revenue Code under the Employees’ Savings Plan of Panhandle Eastern Corporation. This is a frozen plan assumed by Spectra Energy. In general, payments are made at such time as are set forth on the distribution election of the participant prior to deferral. Interest is credited on amounts deferred under the plan for a particular calendar year at a rate based on the Moody’s Seasoned Baa Corporate Bond Yield Index.

Texas Eastern Corp Deferred Income Program

Under the Texas Eastern Deferred Income Program, participants could elect to defer a portion of their base salary and short-term incentive compensation. In general, payments are made after a specified date and following termination of employment or death in the form of a lump sum or installments. Amounts credited to this plan are credited with interest at varying rates depending upon the year of deferral and age at termination of employment. This is a frozen plan assumed by Spectra Energy.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Paul M. Anderson Pan Energy Corp Key Executive Deferral Plan	$0	$0	$0	$97,758	$0

Paul M. Anderson Texas Eastern Corp Deferred Income Program	$0	$0	$146,360	$0	$878,158

Fred J. Fowler Duke Energy Executive Savings Plan	$1,734,928	$96,480	$928,277	$0	$6,451,624

Gregory L. Ebel Duke Energy Executive Savings Plan	$0	$0	$3,419	$0	$64,078

Martha B. Wyrsch Duke Energy Executive Savings Plan	$100,318	$41,960	$169,646	$0	$1,312,990

Alan N. Harris Duke Energy Executive Savings Plan	$31,128	$14,340	$42,016	$0	$295,000

William S. Garner, Jr Duke Energy Executive Savings Plan	$3,333	$0	$198	$0	$3,531

(1)	Includes $75,550, $52,750, $17,700 and $3,333 of salary deferrals credited to the plan in 2006 on behalf of Mr. Fowler, Ms. Wyrsch and Messrs. Harris and Garner, respectively, which are included in the salary column of the Summary Compensation Table.
(2)	Reflects make-whole matching contribution credits made in 2006 under the Duke Energy Corporation Executive Savings Plan with respect to elective salary deferrals made by executives during 2005. See footnote 5 to the “Summary Compensation Table” for the amount of make-whole matching contribution credits made to the Duke Energy Corporation Executive Savings Plan in 2007 with respect to elective salary deferrals made by executives during 2006.

(3)	Includes $59,048 of above-market interest as reported for Mr. Anderson in the Summary Compensation Table.

Potential Payments Upon Termination of Employment or Change in Control

Under certain circumstances, each Spectra Energy named executive officer would be entitled to compensation in the event his or her employment terminates upon a change in control pursuant to agreements that were executed in connection with the spin-off of Spectra Energy. The amount of the compensation is contingent upon a variety of factors, including the circumstances under which he or she terminates employment. The relevant agreements that the Spectra Energy named executive officers entered into with Spectra Energy are described below, followed by a table that quantifies the amount that would become payable to each Spectra Energy named executive officer as a result of his or her termination of employment.

The amounts shown assume that such termination was effective as of December 31, 2006 and are merely estimates of the amounts that would be paid out to the Spectra Energy named executive officers upon their termination. In calculating the amounts shown, it was assumed that the change of control agreements were entered into as of such date. The actual amounts to be paid out can only be determined at the time of such Spectra Energy named executive officer’s termination of employment.

The change of control agreements have an initial term of two years, after which the agreements automatically extend, unless six months prior written notice is provided, from the first date of each month for one additional month.

The change in control agreements provide for payments and benefits to the executive in the event of termination of employment within two years after a “change in control” of Spectra Energy, other than: 1) by Spectra Energy for “cause”; 2) by reason of death or disability; or 3) of the executive for other than “good reason” (each such term as defined in the agreements) as follows: (1) a lump-sum cash payment equal to a pro-rata amount of the executive’s target bonus for the year in which the termination occurs; (2) a lump-sum cash payment equal to two times the sum of the executive’s annual base salary and target annual bonus opportunity in effect immediately prior to termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting “good reason”; (3) continued medical, dental and basic life insurance coverage for a two-year period (or a lump sum cash payment of equivalent value); and (4) a lump-sum cash payment representing the amount Spectra Energy would have allocated or contributed to the executive’s qualified and nonqualified defined benefit pension plan and defined contribution savings plan accounts during the two years following the termination date, plus the unvested portion, if any, of the executive’s accounts as of the date of termination that would have vested during such two year period. In addition, the agreements provide for continued vesting of long-term incentive awards, but excluding restricted stock, for two additional years. If the executive would have become eligible for retirement at mandatory retirement age within the two-year period following termination, the two times multiple or two year period mentioned above will be reduced to the period from the termination date to the executive’s mandatory retirement date.

Under the change in control agreements, each Spectra Energy named executive officer also is entitled to reimbursement of up to $50,000 for the cost of certain legal fees incurred in connection with claims under the agreements. In the event that any of the payments or benefits provided for in the change in control agreement otherwise would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code), the amount of payments or benefits would be reduced to the maximum level that would not result in excise tax under Section 4999 of the Internal Revenue Code if such reduction would cause the executive to retain an after-tax amount in excess of what would be retained if no reduction were made. In the event a named executive officer becomes entitled to payments and benefits under a change in control agreement, he or she would be subject to a one-year noncompetition and nonsolicitation provision from the date of termination, in addition to certain confidentiality and cooperation provisions.

The following table summarizes the consequences under Duke Energy’s long-term incentive award agreements, without giving effect to the change in control agreements described above, that would occur in the event of the termination of employment of a Spectra Energy named executive officer.

Event	Consequences
Voluntary termination or involuntary termination (retirement eligible)	Phantom Shares—continue to vest Performance Shares—prorated portion of award vests based on actual performance Options—continue to vest

Voluntary termination (not retirement eligible)	Phantom Shares, Performance Shares and Options—the executive’s right to unvested portion of award terminates immediately

Involuntary termination (not retirement eligible)	Phantom Shares—prorated portion of award vests Performance Shares—prorated portion of award vests based on actual performance Options—the executive’s right to unvested shares terminates immediately

Involuntary termination after a Change in Control	Phantom Shares—immediate vesting Performance Shares—see impact of Change in Control below Options—see impact of Change in Control below

Death or Disability (not retirement eligible)	Phantom Shares—prorated portion of award vests Performance Shares—prorated portion of award vests based on actual performance Options—previously vested options are exercisable for 36 months

Change in Control	Phantom Shares—no impact absent termination of employment Performance Shares—prorated portion of award vests based on target performance Options—immediate vesting

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR

A CHANGE IN CONTROL (“CIC”)

Name and Triggering Event (1)	Cash Severance Payment ($) (2)	Incremental Retirement Plan Benefit ($) (3)	Welfare and Similar Benefits ($) (4)	Stock Awards ($) (5)(6)	Option Awards ($) (7)
Paul M. Anderson
• Voluntary termination or involuntary termination with cause	0	0	595,889	0	0
• Involuntary termination without cause	0	0	595,889	0	0
• Involuntary or good reason termination after a CIC	0	0	595,889	0	0+
• Death	0	0	595,889	0	0
• Disability	0	0	595,889	0	0
Fred J. Fowler
• Voluntary termination or involuntary termination with cause	0	0	0	4,265,371	976,860
• Involuntary termination without cause	0	0	0	5,800,064	976,860
• Involuntary or good reason termination after a CIC	2,870,885	480,130	20,644	5,800,064	976,860
• Death	0	0	0	1,936,226	976,860
• Disability	0	0	0	1,936,226	976,860
Gregory L. Ebel
• Voluntary termination or involuntary termination with cause	0	0	0	0	0
• Involuntary termination without cause	0	0	0	380,950	0
• Involuntary or good reason termination after a CIC	828,658	108,091	29,945	651,832	41,796
• Death	0	0	0	380,950	0
• Disability	0	0	0	380,950	0
Martha B. Wyrsch
• Voluntary termination or involuntary termination with cause	0	0	0	0	0
• Involuntary termination without cause	0	0	0	1,058,914	0
• Involuntary or good reason termination after a CIC	2,052,000	286,640	18,124	2,511,101	174,960
• Death	0	0	0	1,058,914	0
• Disability	0	0	0	1,058,914	0
Alan N. Harris
• Voluntary termination or involuntary termination with cause	0	0	0	0	0
• Involuntary termination without cause	0	0	0	76,122	0
• Involuntary or good reason termination after a CIC	884,988	131,711	29,956	822,203	88,346
• Death	0	0	0	408,222	0
• Disability	0	0	0	408,222	0

Name and Triggering Event (1)	Cash Severance Payment ($) (2)	Incremental Retirement Plan Benefit ($) (3)	Welfare and Similar Benefits ($) (4)	Stock Awards ($) (5)(6)	Option Awards ($) (7)
William S. Garner, Jr.
• Voluntary termination or involuntary termination with cause	0	0	0	0	0
• Involuntary termination without cause	0	0	0	0	0
• Involuntary or good reason termination after a CIC	750,024	103,750	30,746	303,281	0
• Death	0	0	0	166,050	0
• Disability	0	0	0	166,050	0

(1)

On January 1, 2007, all individuals terminated employment with Duke Energy to become employed by Spectra Energy. Any employment agreements in place at Duke Energy were terminated as of December 31, 2006. Amounts in the above table represent obligations of Spectra Energy under agreements currently in place at Spectra Energy, and valued as if they were in place on December 31, 2006.

(2)

Amounts listed under “Cash Severance Payment” are payable under the terms of the named executive officer’s change in control agreement. The severance benefits set forth above do not include accrued salary and bonus payments earned through December 31, 2006; however such amounts are reflected in the Summary Compensation Table above.

(3)

Pursuant to the Change in Control Agreements of Messrs. Fowler and Ebel, Ms. Wyrsch and Messrs. Harris and Garner amounts listed under “Incremental Retirement Plan Benefit” represent the additional amounts that would be credited in respect of the Spectra Energy Retirement Cash Balance Plan, Spectra Energy Executive Cash Balance Plan, Spectra Energy Retirement Savings Plan and the Spectra Energy Executive Savings Plan in the event the named executive officer continued to be employed by Spectra Energy, at his or her rate of base salary as in effect on December 31, 2006, for two additional years.

(4)

Amounts listed under “Welfare and Other Benefits” include: (a) accrued vacation; (b) the amount that would be paid to each named executive officer who has entered into a Change in Control Agreement in lieu of providing continued welfare benefits for 24 months, and (c) amounts paid to reimburse Mr. Anderson for a loss on the sale of his principal residence, plus a tax gross-up on such amount.

(5)

The amounts listed under “Stock Awards” do not include amounts attributable to the phantom shares and performance shares that vested on December 31, 2006; such amounts are included in the Option Exercises and Stock Vested Table above.

(6)

The amounts listed under “Stock Awards” do not include amounts attributable to performance shares that, upon applicable termination events, are pro-rated based on service from the grant date to December 31, 2006 and vest subject to a performance determination at the end of the performance period. The amounts listed would be the result of the acceleration of the vesting of previously awarded stock as a result of a change in control.

(7)

The amounts listed under “Option Awards” consist of only those options for which (i) vesting is accelerated upon the applicable termination event or (ii) vesting continues after the applicable termination event (i.e., due to the executives being retirement eligible). As of December 31, 2006, and without regard to any acceleration of vesting that would otherwise occur upon a triggering event, the vested options of Messrs. Anderson, Fowler and Ebel, Ms. Wyrsch and Messrs. Harris and Garner were 1,100,000; 972,850; 29,318; 140,700; 42,550 and 0, respectively.

The amounts listed in the preceding table have been determined based on a variety of assumptions, and the actual amounts to be paid out can only be determined at the time of each Spectra Energy named executive officer’s termination of employment. The amounts described in the table do not include compensation to which each Spectra Energy named executive officer would be entitled without regard to his or her termination of employment, including (i) base salary and short-term incentives that have been earned but not yet paid, and (ii) amounts that have been earned, but not yet paid, under the terms of the plans listed under the “Pension Benefits” and “Nonqualified Deferred Compensation” tables.

The amounts shown above do not reflect the fact that, with respect to each Spectra Energy named executive officer who is covered by a change in control agreement, in the event that payments to such executive in connection with a change in control otherwise would result in an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, under certain circumstances such amounts would be reduced to the extent necessary so that such tax would not apply.

The amounts shown above with respect to outstanding Duke Energy stock awards and option awards were calculated based on a variety of assumptions, including the following: (i) the Spectra Energy named executive officer terminated employment on the last day of 2006; (ii) a stock price for Duke Energy common stock equal to $33.21, which was the closing price on December 29, 2006; (iii) the continuation of Duke Energy’s dividend at the rate in effect on December 31, 2006; and (iv) performance at the target level with respect to performance shares. Additionally, the amounts listed above with respect to Mr. Fowler reflect the fact that, upon termination for any reason, he would receive the full value of all unvested phantom shares and the dividends that would be paid on such shares for the remainder of the original vesting period, in accordance with the terms of the awards, because he has attained retirement age.

Under the change of control agreements that became effective for all Spectra Energy named executive officers effective January 2, 2007, other than as described below, the occurrence of a change in control of Spectra Energy would not trigger the payment of benefits to the named executive officers absent a termination of employment. If a change in control of Duke Energy occurred on December 31, 2006, the outstanding performance shares awards would be paid out on a prorated basis assuming target performance. As of December 31, 2006, the prorated performance shares that would be paid as a result of these accelerated vesting provisions would have had a value of $0, $1,501,208, $448,919, $626,102, $182,247, and $35,277 for Messrs. Anderson, Fowler and Ebel, Ms. Wyrsch and Messrs. Harris and Garner, respectively. In addition, options with a December 31, 2006 intrinsic value (the excess of the market price of Duke Energy common stock over the exercise prices) of $0, $976,860, $41,796, $174,960, $88,346 and $0 for Messrs. Anderson, Fowler and Ebel, Ms. Wyrsch and Messrs. Harris and Garner, respectively, would have become vested upon a change in control.

REPORT OF THE CORPORATE GOVERNANCE COMMITTEE

The following is the report of the Corporate Governance Committee with respect to its philosophy, responsibilities and initiatives.

Philosophy and Responsibilities

We believe that sound corporate governance has three components: (i) Board independence, (ii) processes and practices that foster solid decision-making by both management and the Board of directors, and (iii) balancing the interests of all of our stakeholders—our investors, customers, employees, the communities we serve and the environment. The Committee’s charter is available on our website at www.spectraenergy.com/investors/governance and is summarized below:

Membership. The Committee must be comprised of three or more members, all of whom must qualify as independent directors under the listing standards of the NYSE and other applicable rules and regulations.

Responsibilities. The Committee’s responsibilities include, among other things: (i) implementing policies regarding corporate governance matters; (ii) assessing the Board’s membership needs and recommending nominees; (iii) recommending to the Board those directors to be selected for membership on, or removal from, the various Board committees and those directors to be designated as chairs of Board committees; and (iv) sponsoring and overseeing performance evaluations for the various Board committees, the Board as a whole, and the directors and management, including the Chief Executive Officer.

Investigations and Evaluations. The Committee may conduct or authorize investigations into or studies of matters within the scope of the Committee’s duties and responsibilities, and may retain, at the Company’s expense, and in the Committee’s sole discretion, consultants to assist in such work as the Committee deems necessary. In addition, the Committee has the sole authority to retain or terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms, such fees to be borne by Spectra Energy. Finally, the Committee conducts an annual self-evaluation of its performance.

Governance Initiatives

All of our Board committee charters, as well as our Principles for Corporate Governance, Code of Business Ethics and Code of Business Conduct & Ethics for Directors are available on our website at www.spectraenergy.com/investors/governance and are available in print upon request. Any amendment to or waiver from our Code of Business Ethics for executive officers or Code of Business Conduct & Ethics for directors must be approved by the Board and will be posted on our website.

Director Candidates

Profile. We look for the following characteristics in any candidate for nominee to serve on our Board:

•	fundamental qualities of intelligence, perceptiveness, good judgment, maturity, high ethics and standards, integrity and fairness;

•	a genuine interest in Spectra Energy and a recognition that, as a member of the Board, one is accountable to the shareholders of Spectra Energy, not to any particular interest group;

•	a background that includes broad business experience or demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business organization;

•

present or former chief executive officer, chief operating officer, or substantially equivalent level executive officer of a highly complex organization such as a corporation, university or major unit of government, or a professional who regularly advises such organizations;

•	no conflict of interest or legal impediment which would interfere with the duty of loyalty owed to Spectra Energy and its shareholders;

•	the ability and willingness to spend the time required to function effectively as a director;

•	compatibility and ability to work well with other directors and executives in a team effort with a view to a long-term relationship with Spectra Energy as a director;

•	independent opinions and willingness to state them in a constructive manner; and

•	willingness to become a shareholder of Spectra Energy (within a reasonable time of election to the Board).

Nominees. The Committee may engage a third party from time to time to assist it in identifying and evaluating director-nominee candidates, in addition to current members of the Board standing for re-election. The Committee will provide the third party, based on surveys of the then-current Board members and the profile described above, the characteristics, skills and experiences that may complement those of our existing members. The third party will then provide recommendations for nominees with such attributes. The Committee considers nominees recommended by shareholders on a similar basis, taking into account, among other things, the profile criteria described above and the nominee’s experiences and skills. In addition, the Committee considers the shareholder nominee’s independence with respect to both Spectra Energy and the nominating shareholder. All of the nominees on the proxy card are current members of our Board and were recommended by the Committee.

Shareholders interested in submitting nominees as candidates for election as directors must provide timely written notice to Corporate Governance Committee, c/o Corporate Secretary, Spectra Energy Corp, 5400 Westheimer Court, Houston, Texas 77056. The notice must set forth, as to each person whom the shareholder proposes to nominate for election as director:

•	the name and address of the recommending shareholder(s), and the number of shares of common stock of Spectra Energy that are beneficially owned by the recommending shareholder(s);

•

a representation that the recommending shareholder(s) is a holder of record of stock of Spectra Energy entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice;

•	the name, age, business address and principal occupation and employment of the recommended nominee;

•

any information relevant to a determination of whether the recommended nominee meets the criteria for Board of Directors membership established by the Board of Directors and/or the Corporate Governance Committee;

•

any information regarding the recommended nominee relevant to a determination of whether the recommended nominee would be considered independent under the applicable New York Stock Exchange rules and Securities and Exchange Commission rules and regulations;

•

a description of any business or personal relationship between the recommended nominee and the recommending shareholder(s), including all arrangements or understandings between the recommended nominee and the recommending shareholder(s) and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are to be made by the recommending shareholder(s);

•

a statement, signed by the recommended nominee, (1) verifying the accuracy of the biographical and other information about the nominee that is submitted with the recommendation, (2) affirming the recommended nominee’s willingness to be a director, and (3) consenting to serve as a director if so elected;

•

if the recommending shareholder(s) has beneficially owned more than 5% of Spectra Energy’s voting stock for at least one year as of the date the recommendation is made, evidence of such beneficial ownership as specified in the rules and regulations of the SEC;

•	if the recommending shareholder(s) intends to solicit proxies in support of such recommended nominee, a representation to that effect; and

•

all other information relating to the recommended nominee that is required to be disclosed in solicitations for proxies in an election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including, without limitation, information regarding (1) the recommended nominee’s business experience, (2) the class and number of shares of capital stock of Spectra Energy, if any, that are beneficially owned by the recommended nominee and (3) material relationships or transactions, if any, between the recommended nominee and Spectra Energy’s management.

Resignation Policy

Our Principles for Corporate Governance set forth our procedures to be followed if a director-nominee is elected, but receives a majority of “withheld” votes. In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee is then required to make recommendations to the Board with respect to any such letter of resignation. The Board is required to take action with respect to this recommendation and to disclose its decision-making process. Full details of this policy are set out in our Principles for Corporate Governance, which is posted on our website at www.spectraenergy.com/investors/governance.

Communications with Directors

Interested parties can communicate with any of our directors by writing to our Corporate Secretary at the following address:

Corporate Secretary

Spectra Energy Corp

5400 Westheimer Court

Houston, TX 77056

Our Corporate Secretary will distribute communications to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Spectra Energy Board has requested that certain items that are unrelated to the duties and responsibilities of the Board be excluded, such as: spam; junk mail and mass mailings; service complaints; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, obscene or similarly unsuitable will be excluded. However, any communication that is so excluded remains available to any director upon request.

Corporate Governance Committee

Dennis R. Hendrix (Chair)

Pamela L. Carter

William T. Esrey

Peter B. Hamilton

OTHER INFORMATION

Discretionary Voting Authority

As of the date this proxy statement went to press, Spectra Energy did not anticipate that any matter other than the proposals set out in this proxy statement would be raised at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Spectra Energy’s directors and executive officers, and any persons owning more than ten percent of Spectra Energy’s common stock, to file with the SEC initial reports of beneficial ownership and certain changes in that beneficial ownership, with respect to the equity securities of Spectra Energy. Spectra Energy prepares and files these reports on behalf of its directors and executive officers. To Spectra Energy’s knowledge, all Section 16(a) reporting requirements applicable to its directors and executive officers were complied with during 2006.

Proposals and Business by Shareholders

We plan to hold our 2008 annual meeting in May 2008. If you wish to submit a proposal for inclusion in the proxy statement for our 2008 Annual Meeting of shareholders, we must receive it by November 30, 2007.

In addition, if you wish to introduce business at our 2008 Annual Meeting (besides that in the Notice of the meeting), you must send us written notice of the matter. Your notice must comply with the requirements of our bylaws, and we must receive it no earlier than January 2, 2008 and no later than February 1, 2008. The individuals named as proxy holders for our 2008 Annual Meeting will have discretionary authority to vote proxies on matters of which we are not properly notified and also may have discretionary voting authority under other circumstances.

Your proposal or notice should be mailed to Spectra Energy’s Corporate Secretary at 5400 Westheimer Court, Houston, Texas 77056.

Electronic Delivery of the 2007 Annual Report and Proxy Materials

If you received a paper version of this year’s proxy materials, please consider signing up for electronic delivery of next year’s materials. Electronic delivery reduces Spectra Energy’s printing and postage costs associated with paper publications. You will be notified immediately by e-mail when next year’s annual report and proxy materials are available. E-delivery makes it more convenient for shareholders to cast their votes on issues that affect Spectra Energy.

In order to enroll for electronic delivery, go to http://enroll.icsdelivery.com/SE and follow the instructions. You will need to enter a valid email address along with your social security number.

If you elect to receive your Spectra Energy materials via the Internet, you can still request paper copies by contacting Investor Relations at 713-627-4606 or by e-mail at investorrelations@spectraenergy.com.

Householding Information

Spectra Energy has adopted a procedure called “householding”, which has been approved by the SEC. Under this procedure, a single copy of the Annual Report and proxy statement is sent to any household at which two or more shareholders reside, unless one of the shareholders at that address notifies us that they wish to receive individual copies. This procedure reduces our printing costs and fees. Each shareholder will continue to receive separate proxy cards, and householding will not affect dividend check mailings, or InvestorDirect Choice Plan statement mailings, in any way.

If you have already consented to householding, householding will continue until you are notified otherwise or until you notify Investor Relations by telephone at 713-627-4606, by email at investorrelations@spectraenergy.com, or by mail at 5400 Westheimer Court, Houston, Texas 77056, that you wish to continue to receive separate annual reports and proxy statements. You will be removed from the householding program within 30 days of receipt of your notice. If you received a householded mailing this year and you would like to have additional copies of our Annual Report and proxy statement mailed to you, please submit your request to Investor Relations at the number or address above. We will promptly send additional copies of the Annual Report and proxy statement upon receipt of such request.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

SPECTRA ENERGY CORP INVESTOR RELATIONS 5400 WESTHEIMER COURT HOUSTON, TX 77056

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Time, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Spectra Energy Corp in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the

Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until

11:59 P.M., Eastern Time, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Spectra Energy Corp, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SPCEN1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SPECTRA ENERGY CORP

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES FOR DIRECTOR IN PROPOSAL 1, AND “FOR” IN PROPOSAL 2.	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. ELECTION OF DIRECTORS
Nominees:
01) Pamela L. Carter 02) William T. Esrey 03) Fred J. Fowler 04) Dennis R. Hendrix

	For	Against	Abstain
2. Proposal to Ratify the selection of Deloitte & Touche LLP as Spectra Energy’s independent public accountants for 2007.	☐	☐	☐

3. In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by a duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PLEASE VOTE YOUR PROXY TODAY!

SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE

THANK YOU FOR VOTING!

SPECTRA ENERGY CORP
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
OCTOBER 31, 2007

The undersigned hereby appoints William S. Garner, Jr., Gregory L. Ebel and Patricia M. Rice, or any of them, as proxies, with full power of substitution, to vote as designated on the reverse side, all shares of common stock held by the undersigned at the annual meeting of shareholders of Spectra Energy Corp to be held on Wednesday, October 31, 2007, at 10:00 a.m., Central Time, at the company’s headquarters at 5400 Westheimer Court, Houston, Texas 77056, or any adjournments thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting, unless such discretionary authority is withheld.

If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date on the reverse side and mail in the postage-paid envelope provided, or direct your vote by Internet or telephone as described on the reverse side. Specific choices may be made on the reverse side. In absence of instructions to the contrary, the shares represented will be voted in accordance with the Board’s recommendation.

IMPORTANT–THIS PROXY CARD MUST BE SIGNED AND DATED

REFER TO REVERSE FOR INTERNET AND TELEPHONE VOTE INSTRUCTIONS